Exhibit 10.06

LEASE AGREEMENT

By and Between

WESTPORT OFFICE PARK, LLC,

a California limited liability company

(“Landlord”)

and

MODEL N, INC.,

a Delaware corporation

(“Tenant”)

March 24, 2006

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-ii-

LEASE AGREEMENT

WITNESSETH:

THIS LEASE AGREEMENT, (this “Lease”) is made and entered into as of March 24, 2006 by and between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and MODEL N, INC., a Delaware corporation (“Tenant”).

ARTICLE 1.

PREMISES

1.0 Subject to all of the terms and conditions hereinafter set forth, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises (the “Premises”), outlined on Exhibit B to this Lease, comprised of the entire second floor and a portion of the first floor containing approximately 37,942 rentable square feet of the building commonly known as 1800 Bridge Parkway, Redwood City, California (the “Building”). The property shown on Exhibit A to this Lease and all improvements thereon and appurtenances on that land thereto, including, but not limited to, the Building, other office buildings, access roadways, and all other related areas, shall be collectively hereinafter referred to as the “Project.” Tenant acknowledges and agrees that Landlord may elect to sell one or more of the buildings within the Project and that upon any such sale Tenant’s pro-rata share of those Operating Expenses and Taxes (each as defined below) allocated to the areas of the Project other than buildings may be adjusted by Landlord such that Tenant pays its pro rata share of those items allocable to the remaining area of the Project owned by Landlord.

2.0 Upon the approval of the Space Plan for the Premises pursuant to Exhibit C, Landlord’s architect shall calculate and certify in writing to Landlord and Tenant the rentable area of the Premises. If Landlord’s architect determines that the rentable area of the Premises or the Building is different from that stated in this Lease, rent that is based on rentable area (including Tenant’s Share and the Tenant Improvement Allowance) shall be recalculated in accordance with that determination. On the recalculation of rent as provided in this Section 1.2, the parties shall execute an amendment to this Lease stating the recalculated rent. Execution of that amendment shall not be a condition precedent to the effectiveness of the recalculated rent. For purposes of this Lease, (1) “rentable area” and “usable area” shall be calculated pursuant to the Standard Method for Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.1, 1996); (2) “rentable square feet” and “rentable footage” shall have the same meaning as the term “rentable area;” and (3) “usable square feet” and “usable square footage” shall have the same meaning as the term “usable area.”

ARTICLE 2.

TERM AND CONDITION OF PREMISES

1.0 The term of this Lease (the “Term”) shall commence on the date (the “Commencement Date”) that is the later of (i) July 1, 2006, or (ii) the date upon which substantial completion of Landlord’s Work (as defined below) occurs and end on the date (the “Expiration Date”) that is the day prior to the date that is five (5) years after the Commencement Date unless sooner terminated (the “Termination Date”) as hereinafter provided. Landlord’s

Work shall be deemed substantially completed upon the earlier of (a) issuance of a certificate of substantial completion by Landlord’s architect as to construction of Landlord’s Work or (b) the issuance of a temporary or permanent certificate of occupancy by the local building authority (or a reasonably substantial equivalent such as a sign-off from a building inspector), notwithstanding that minor or unsubstantial details or construction, mechanical adjustment or decoration remains to be performed. The Commencement Date of this Lease and the obligation of Tenant to pay Base Rent, Additional Rent and all other charges hereunder shall not be delayed or postponed by reason of any delay by Tenant in performing changes or alteration in the Premises not required to be performed by Landlord. In the event the Term shall commence on a day other than the first day of a month, then the Base Rent shall be immediately paid for such partial month prorated on the basis of a thirty (30) day month. As soon as the Commencement Date is determined, Tenant shall execute a Commencement Date memorandum in the form attached hereto as Exhibit F acknowledging, among other things, the (a) Commencement Date, (b) scheduled Expiration Date of this Lease and (c) Tenant’s acceptance of the Premises. The Tenant’s failure to execute the Commencement Date Memorandum shall not affect Tenant’s liability hereunder.

2.0 Landlord shall perform the construction work as provided in Exhibit C hereto (“Landlord’s Work”). Except for Landlord’s Work and Landlord’s obligations under Section 2.4, below, Landlord has no obligation to construct improvements in the Premises.

3.0 Tenant shall give Landlord written notice of any incomplete work, unsatisfactory conditions or defects (the “Punch List Items”) which were part of Landlord’s Work in the Premises within thirty (30) days after the Commencement Date and Landlord shall, at its sole expense, complete said work and/or remedy such unsatisfactory conditions or defects as soon as possible. The existence of any incomplete work, unsatisfactory conditions or defects as aforesaid shall not affect the Commencement Date or the obligation of Tenant to pay Base Rent, Additional Rent and all other charges hereunder.

4.0 In the event, as of the date of execution of this Lease, the Base Building (as defined in Exhibit C) in its condition existing as of such date without regard to any of the Tenant Improvements, Alterations or other improvements to be constructed or installed pursuant to Exhibit C or Tenant’s use of the Premises, does not comply with applicable laws in effect as of the date hereof, then Landlord shall be responsible for correcting any such non-compliance to the extent and as and when required by applicable laws; provided that Landlord shall not be responsible for the cost of correcting such noncompliance of any element of the improvements existing in the Premises on the date of this Lease to the extent that the construction of Tenant Improvements to be constructed pursuant to Exhibit C would necessitate the demolition or material modification of such compliance work. Notwithstanding the foregoing or anything to the contrary in Exhibit C, Landlord shall have the right to contest any alleged violation in good faith, including without limitation the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by applicable law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by applicable law.

5.0 In the event the applicable governmental authority authorizes occupancy of the Premises for the conduct of business prior to the Commencement Date, Tenant shall be allowed to occupy the Premises for the conduct of its business prior to the Commencement Date without the payment of Base Rent; provided that (a) Tenant shall not interfere with Landlord’s construction of Landlord’s Work, (b) Tenant first provides with Landlord with all insurance required by the terms of this Lease, and (c) Tenant has coordinated its schedule of early entry with Landlord to Landlord’s reasonable satisfaction.

ARTICLE 3.

USE, NUISANCE, OR HAZARD

1.0 The Premises shall be used and occupied by Tenant solely for general office purposes and for no other purposes without the prior written consent of Landlord. Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, subject to Landlord’s reasonable and customary access and security rules and regulations and to legally-required shutdowns or other matters outside the reasonable control of Landlord.

2.0 Tenant shall not use, occupy, or permit the use or occupancy of the Premises for any purpose which Landlord, in its reasonable discretion, deems to be illegal, immoral, or dangerous; permit any public or private nuisance; do or permit any act or thing which may disturb the quiet enjoyment of any other tenant of the Project; keep any substance or carry on or permit any operation which might introduce offensive odors or conditions into other portions of the Project, use any apparatus which might make undue noise or set up vibrations in or about the Project; permit anything to be done which would increase the premiums paid by Landlord for fire and extended coverage insurance on the Project or its contents or cause a cancellation of any insurance policy covering the Project or any part thereof or any of its contents; or permit anything to be done which is prohibited by or which shall in any way conflict with any law, statute, ordinance, or governmental rule, regulation or covenants, conditions and restrictions affecting the Project, including without limitation the CC&R’s (as defined below) now or hereinafter in force. Should Tenant do any of the foregoing without the prior written consent of Landlord, and the same is not cured within five (5) business days after notice from Landlord (which five (5) business day period shall be subject to extension if the nature of the breach is such that it is not possible to cure the same within such five (5) business day period so long as the Tenant commences the cure of such breach within such five (5) day period and diligently prosecutes the same to completion) it shall constitute an Event of Default (as hereinafter defined) and shall enable Landlord to resort to any of its remedies hereunder.

3.0 The ownership, operation, maintenance and use of the Project shall be subject to any conditions and restrictions contained in an instrument (“CC&R’s”) to be recorded against title to the Project. Tenant agrees that regardless of when those CC&R’s are so recorded, this Lease and all provisions hereof shall be subject and subordinate thereto. Accordingly, as a consequence of that subordination, during any period in which the entire Project is not owned by Landlord, (a) the portion of Operating Expenses and Taxes (each as defined below) for the Common Areas shall be allocated among the owners of the Project as provided in the CC&R’s, and (b) the CC&R’s shall govern the maintenance and insuring of the portions of the Project not owned by Landlord. Tenant shall, promptly upon request of Landlord, sign all documents reasonably required to carry out the foregoing into effect. Landlord agrees that nothing in the CC&R’s shall materially and adversely affect Tenant’s use of the Premises.

4.0 Tenant shall have the right to place a reception desk and lobby furniture (for example, sofa, chairs and table) in the common areas on the 1st Floor in the Building at

Tenant’s sole cost and expense. If another tenant occupies any portion of the Building, then all lobby furniture other than the reception desk shall be available for the common use of all tenants of the Building; provided Tenant shall retain ownership of the furniture in the lobby area. In the event Tenant does not exercise its right to lease the entire Building within the first twenty-four (24) months of the initial Lease Term and Landlord at any time leases space in the Building to another Tenant, then beginning on the second anniversary of the Commencement Date, Landlord reserves the right to require Tenant to remove the reception desk and any or all of the furniture from the common areas of the Building. At no time shall any other tenant of the Building have the right to occupy the common area lobby if Tenant is denied a similar right to occupy the common area lobby. Tenant shall be solely responsible for the maintenance, repair and replacement of any furniture placed by Tenant in the common areas of the Building and shall insure all of that furniture as part of its property as required pursuant to this Lease.

ARTICLE 0.

RENT

0.0 Tenant hereby agrees to pay Landlord a base annual rental (the “Base Rent”) as follows subject to recalculation as provided in Section 1.2:

Period	Annual Base Rent		Monthly Base Rent

Months 1-6	$360,000.00 (ABATED	)	$30,000.00 (ABATED	)

Months 7-12	$360,000.00		$30,000.00

Months 13-18	$453,600.00		$37,800.00

Months 19-30	$601,001.28		$50,083.44

Months 31-42	$637,425.60		$53,118.80

Months 43-54	$660,190.80		$55,015.90

Months 55-60	$682,956.00		$56,913.00

For purposes of rent adjustment under the Lease, the number of months is measured from the first day of the calendar month in which the Commencement Date falls. Each monthly installment (the “Monthly Rent”) shall be payable by check or by money order on or before the first day of each calendar month. Notwithstanding the foregoing, in consideration of Tenant entering into this Lease, the monthly Base Rent shall be abated for the first six (6) months after the Commencement Date and Tenant shall have no obligation to make payment of Base Rent during such six (6) month period. Landlord and Tenant agree for tax reporting purposes that none of the Base Rent due in periods in which Base Rent is not being abated shall be allocated to any other period. In addition to the Base Rent, Tenant also agrees to pay Tenant’s Share of Operating Expenses and Taxes (each as hereinafter defined), and any and all other sums of money as shall become due and payable by Tenant as hereinafter set forth, all of which shall constitute additional rent under this Lease (the “Additional Rent”). Landlord expressly reserves the right to apply any payment received to Base Rent or any other items of Rent that are not paid by Tenant. The Monthly Rent and the Additional Rent are sometimes hereinafter collectively called “Rent” and shall be paid when due in lawful money of the United States without demand, deduction, abatement, or offset as follows or as Landlord may designate from time to time:

Payments via FedEx/UPS/Courier:

JP Morgan Chase
2710 Media Center Dr.
Building #6, Suite #120
Los Angeles, CA 90065
Attn: PREI’s Westport Office Park/100170

Payments via regular mail (lockbox address):

Remit to:	PREI’s Westport Office Park #171201
P. O. Box 100170
Pasadena, CA 91189-0170

Payments via either FED wire or ACH wire:

2.0 In the event any Monthly or Additional Rent or other amount payable by Tenant hereunder is not paid within five (5) days after its due date, Tenant shall pay to Landlord a late charge (the “Late Charge”), as Additional Rent, in an amount of five percent (5%) of the amount of such late payment. Failure to pay any Late Charge shall be deemed a Monetary Default (as hereinafter defined). Provision for the Late Charge shall be in addition to all other rights and remedies available to Landlord hereunder, at law or in equity, and shall not be construed as liquidated damages or limiting Landlord’s remedies in any manner. Failure to charge or collect such Late Charge in connection with any one (1) or more such late payments shall not constitute a waiver of Landlord’s right to charge and collect such Late Charges in connection with any other similar or like late payments.

3.0 Simultaneously with the execution hereof, Tenant shall deliver to Landlord (i) the sum of $30,000.00 as payment of the first installment of Monthly Rent due hereunder and (ii) an amount equal to $136,590.00 to be held by Landlord as security for Tenant’s faithful performance of all of the terms, covenants, conditions, and obligations required to be performed by Tenant hereunder (the “Security Deposit”). The Security Deposit shall be held by Landlord as security for the performance by Tenant of all of the covenants of this Lease to be performed by Tenant and Tenant shall not be entitled to interest thereon. The Security Deposit is not an advance rent deposit, an advance payment of any other kind, or a measure of

Landlord’s damages in any case of Tenant’s default. If Tenant fails to perform any of the covenants of this Lease to be performed by Tenant, including without limitation the provisions relating to payment of rent, the removal of property at the end of the term, the repair of damage to the Premises caused by Tenant, and the cleaning of the Premises upon termination of the tenancy created hereby, then Landlord shall have the right, but no obligation, to apply the Security Deposit, or so much thereof as may be necessary, for the payment of any rent or any other sum in default and/or to cure any other such failure by Tenant. If Landlord applies the Security Deposit or any part thereof for payment of such amounts or to cure any such other failure by Tenant, then Tenant shall immediately pay to Landlord the sum necessary to restore the Security Deposit to the full amount then required by this Section 4.3 Landlord’s obligations with respect to the Security Deposit are those of a debtor and not a trustee. Landlord shall not be required to maintain the Security Deposit separate and apart from Landlord’s general or other funds and Landlord may commingle the Security Deposit with any of Landlord’s general or other funds. Upon termination of the original Landlord’s or any successor owner’s interest in the Premises or the Building, the original Landlord or such successor owner shall be released from further liability with respect to the Security Deposit upon the original Landlord’s or such successor owner’s complying with California Civil Code Section 1950.7. Subject to the foregoing, Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which (a) establish a time frame within which a landlord must refund a security deposit under a lease, and/or (b) provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage caused by the default of Tenant under this Lease, including without limitation all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code. If Tenant performs every provision of this Lease to be performed by Tenant, the unused portion of the Security Deposit shall be returned to Tenant or the last assignee of Tenant’s interest under this Lease within 30 days following expiration or termination of the term of this Lease.

4.0 If the Term commences on a date other than the first day of a calendar month or expires or terminates on a date other than the last day of a calendar month, the Rent for any such partial month shall be prorated to the actual number of days Tenant is in occupancy of the Premises for such partial month.

5.0 All Rents and any other amount payable by Tenant to Landlord hereunder, if not paid when due, shall bear interest from the date due until paid at a rate equal to the prime commercial rate established from time to time by Bank of America (the “Reference Rate”), plus four percent (4%) per annum; but not in excess of the maximum legal rate permitted by law. Failure to charge or collect such interest in connection with any one (1) or more delinquent payments shall not constitute a waiver of Landlord’s right to charge and collect such interest in connection with any other or similar or like delinquent payments.

6.0 If Tenant fails to make when due two (2) consecutive payments of Monthly Rent or makes two (2) consecutive payments of Monthly Rent which are returned to Landlord by Tenant’s financial institution for insufficient funds, Landlord may require, by giving written notice to Tenant, that all future payments of Rent shall be made in cashier’s check or by money order. The foregoing is in addition to any other remedy of Landlord hereunder, at law or in equity.

ARTICLE 5.

RENT ADJUSTMENT

1.0 Definitions.

( ) “Operating Expenses”, as said term is used herein, shall mean all expenses, costs, and disbursements of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership, operation, or maintenance of the Project. Operating Expenses shall include, but not be limited to, the items as listed below:

( ) Wages, salaries, and any and all taxes, insurance and benefits of the Project manager and any clerical, maintenance, or other management employees directly associated with the operation of the Building;

( ) All expenses for the Project management office including rent, office supplies, and materials therefor;

( ) All supplies, materials, and tools;

( ) All costs incurred in connection with the operation, maintenance, and repair of the Project including, but not limited to, the following: elevators; heating, ventilating and air conditioning systems; security; cleaning and janitorial; parking lot and landscape; window washing; building painting; and license, permit and inspection fees;

( ) Costs of water, pure water, sewer, electric, and any other utility charges;

( ) Costs of casualty, rental interruption, and liability insurance, and any deductibles payable thereunder; including, without limitation, Landlord’s cost of any self insurance deductible or retention;

( ) Capital improvements made to or capital assets acquired for the Project after the Commencement Date that (1) are intended to reduce Operating Expenses or (2) are reasonably necessary for the health and safety of the occupants of the Project or (3) are required under any and all applicable laws, statutes, codes, ordinances, orders, rules, regulations, conditions of approval and requirements of all federal, state, county, municipal and governmental authorities and all administrative or judicial orders or decrees and all permits, licenses, approvals and other entitlements issued by governmental entities, and rules of common law, relating to or affecting the Project, the Premises or the Building or the use or operation thereof, whether now existing or hereafter enacted, including, without limitation, the Americans with Disabilities Act of 1990, 42 USC 12111 et seq. (the “ADA”) as the same may be amended from time to time, all

Environmental Laws (as hereinafter defined), and any CC&Rs, or any corporation, committee or association formed in connection therewith, or any supplement thereto recorded in any official or public records with respect to the Project or any portion thereof (collectively, “Applicable Laws”), which capital costs, or an allocable portion thereof, shall be amortized over the useful life of the item as reasonably determined by Landlord, together with interest on the unamortized balance at an annual interest rate equal to the sum of the Reference Rate plus two percent (2%);

( ) legal, accounting, inspection, and consultation fees incurred in connection with the operation of the Project.

( ) any other costs incurred by Landlord related to the Project as a whole.

Expressly excluded from Operating Expenses are the following items:

( ) Advertising and leasing commissions;

( ) Repairs and restoration paid for by the proceeds of any insurance policies or amounts otherwise reimbursed to Landlord or paid by any other source (other than by tenants paying their share of Operating Expenses);

( ) Principal, interest, and other costs directly related to financing the Project or ground lease rental or depreciation;

( ) The cost of special services to tenants (including Tenant) for which a special charge is made;

( ) The costs for restoration following condemnation to the extent covered by condemnation awards;

( ) The costs of any capital expenditures except as expressly permitted to be included in Operating Expenses as provided under clauses (vi), and (vii) above;

( ) The costs, including permit, license and inspection costs and supervision fees, incurred with respect to the installation of tenant improvements within the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space within the Project or promotional or other costs in order to market space to potential tenants;

( ) The legal fees and related expenses and legal costs incurred by Landlord (together with any damages awarded against Landlord) due to the bad faith violation by Landlord or any tenant of the terms and conditions of any lease of space in the Project;

( ) The costs arising from the presence of any Hazardous Materials (as defined below) which (a) existed on the Property as of the Commencement Date, and/or (b) were placed within, upon or beneath the Project by Landlord;

( ) The attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Project;

( ) The expenses in connection with services or other benefits which are not available to Tenant;

( ) The overhead and profit paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Project to the extent the same exceeds the costs of such goods and/or services rendered by qualified, unaffiliated third parties on a competitive basis;

( ) The costs arising from Landlord’s charitable or political contributions;

( ) The costs (other than ordinary maintenance and insurance) for sculpture, paintings and other objects of art;

( ) The interest and penalties resulting from Landlord’s failure to pay any items of Operating Expense when due;

( ) The Landlord’s general corporate overhead and general and administrative expenses, costs of entertainment, dining, automobiles or travel for Landlord’s employees, and costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of the operation of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project, costs of any disputes between Landlord and its employees (if any) not engaged in the operation of the Project, disputes of Landlord with management, or outside fees paid in connection with disputes with other Project tenants or occupants (except to the extent such dispute is based on Landlord’s good faith efforts to benefit Tenant or meet Landlord’s obligations under this Lease);

( ) The costs arising from the gross negligence or willful misconduct of Landlord;

( ) The Project management office rental to the extent such rental exceeds the fair market rental for such space;

( ) The costs of correction of latent defects in the Project to the extent covered by warranties;

( ) Any costs in connection with the maintenance, repair or replacement of any building in the Project other than the Building;

( ) The cost of any utilities exclusively serving any building in the Project other than the Building;

( ) Any personal property taxes imposed on any building in the Project other than the personal property in the Building;

( ) The costs of Landlord’s membership in professional organizations (such as, by way of example and without limitation, BOMA) in excess of $2,500.00 per year; and

( ) Costs of any items (including, but not limited to, costs incurred by Landlord for the repair of damage to the Project) to the extent the cost of the repairs (1) is reimbursed by tenants or occupants of the Project (other than through the payment of Operating Expenses), by insurance, or by other sources or (2) would have been reimbursed if Landlord obtained the insurance required under this Lease and/or had used commercially reasonable efforts to collect such amounts from any such tenants or occupants of the Project, insurance carrier or otherwise. In the case of repairs or replacements to the Project due to casualty which are not covered by insurance (but not as a result of Landlord’s failure to obtain insurance as required under this Lease) or which fall within a deductible, if such repairs and replacements, according to generally accepted accounting principles and management practices, must be amortized, then such amortization shall be over the useful life of the applicable repair or replacement item, determined in accordance with generally accepted accounting principles and management practices; provided that (i) if the repairs or replacements result from earthquake, the cumulative sum of any such annual amortization amounts plus the other costs of repairs or replacements due to casualty not covered by insurance or which fall within a deductible shall be excluded from Operating Expenses to the extent the sum of such annual amortization and other costs of repairs and replacements due to casualty exceeds Two Dollars ($2.00) per square foot of rentable area for any calendar year; and (ii) the cumulative sum of any other such annual amortization amounts and other costs of repairs or replacements resulting from casualty other than earthquake shall be excluded from Operating Expenses to the extent the sum of such annual amortization amounts plus such other costs of repairs and replacements due to casualty not covered by insurance or which fall within a deductible exceeds One Dollar ($1.00) per square foot of rentable area for any calendar year. Nothing in this Section 5.1(a)(xxxiii) shall limit the effect of Section 5.11.

( ) “Taxes” shall mean all ad valorem taxes, personal property taxes, and all other taxes, assessments, embellishments, use and occupancy taxes, transit taxes,

water, sewer and pure water charges not included in Section 5.1.(a)(v) above, excises, levies, license fees or taxes, and all other similar charges, levies, penalties, or taxes, if any, which are levied, assessed, or imposed, by any Federal, State, county, or municipal authority, whether by taxing districts or authorities presently in existence or by others subsequently created, upon, or due and payable in connection with, or a lien upon, all or any portion of the tax parcel on which the Building is located, or facilities used in connection therewith, and rentals or receipts therefrom and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments, or other charges included in its definition of Taxes, and any costs and expenses of contesting the validity of same. “Taxes” shall exclude all excess profit taxes, franchise taxes, including taxes on gross receipts due the State of California from Landlord because Landlord is a limited liability company (except to the extent, if any, such gross receipts taxes are imposed in substitution for or in lieu of the taxes, assessments or other charges otherwise included in the definition of Taxes), gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and all other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Project).

( ) “Lease Year” shall mean the twelve (12) month period commencing January 1st and ending December 31st.

( ) “Tenant’s Building Percentage” shall mean Tenant’s percentage of the entire Building as determined by dividing the Rentable Area of the Premises by the total Rentable Area of the Building, which is 50,470 square feet. For purposes of calculating Tenant’s Building Percentage, Tenant shall be deemed to be leasing 25,000 square feet of rentable area during Months 1 through 12, 30,000 square feet of rentable area during Months 13 through 18 and the actual rentable area of the Premises thereafter through the balance of the term. Accordingly, Tenant’s Building Percentage during Months 1 through 12 shall be 49.53%, Tenant’s Building Percentage during Months 13 through 18 shall be 59.44%, and commencing in Month 19, Tenant’s Building Percentage shall be 75.18% (based on the initial Premises’ square footage of 37,942). Tenant’s Building Percentage shall be adjusted for any additional space leased by Tenant beyond the Premises initially described in this Lease. If there is a change in the total Building Rentable Area as a result of an addition to the Building, partial destruction, modification or similar cause, which event causes a reduction or increase on a permanent basis, Landlord shall cause adjustments in the computations as shall be necessary to provide for any such changes. Landlord shall segregate Operating Expenses into two (2) separate categories, one (1) such category, to be applicable only to Operating Expenses incurred for the Building and the other category applicable to Operating Expenses incurred for the Common Areas and/or the Project as a whole. Accordingly, two (2) Tenant’s Building Percentages shall apply, one (1) such Tenant’s Building Percentage shall be calculated by dividing the number of rentable square feet of the Premises by the total number of rentable square feet in the Building (“Tenant’s Building Only Percentage”), and the other Tenant’s Building Percentage to be calculated by dividing the number of rentable square feet of the Premises by the total number of rentable square feet of all buildings in the Project (“Tenant’s Common Area Building Percentage”). Consequently, any reference in this Lease to “Tenant’s Building Percentage” shall mean and refer to both Tenant’s Building Only Percentage and Tenant’s Common Area Building Percentage of Operating Expenses. Tenant’s Common Area Building Percentage and not Tenant’s Building Only Percentage shall be applied to costs that by their nature relate generally to the entire Project and, as provided above, Operating Expenses shall exclude cost of the repair, maintenance and replacement of buildings in the Project other than the Building.

( ) “Tenant’s Tax Percentage” shall mean the percentage determined by dividing the Rentable Area of the Premises by the total Rentable Area of all buildings on the same tax parcel on which the Building is located.

( ) “Common Areas” shall mean those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project, whether or not those areas are open to the general public, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas to be shared by Landlord and all tenants, and may include, without limitation, any parking facilities, fixtures, systems, signs, facilities, lakes, gardens, parks or other landscaping used in connection with the Project, and may include any city sidewalks adjacent to the Project, pedestrian walkway system, whether above or below grade, park or other facilities open to the general public and roadways, sidewalks, walkways, parkways, driveways, and landscape areas appurtenant to the Project.

( ) “Market Area” shall mean the Redwood Shores submarket of Redwood City, California.

( ) “Comparable Buildings” shall mean comparable Class “A” office/R&D use buildings owned by institutions in the Market Area.

2.0 Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share (as hereinafter defined) of the Operating Expenses. “Tenant’s Share” shall be determined by multiplying Operating Expenses for any Lease Year or pro rata portion thereof, by Tenant’s Building Percentage. Landlord shall, in advance of each Lease Year, estimate what Tenant’s Share will be for such Lease Year based, in part, on Landlord’s operating budget for such Lease Year, and Tenant shall pay Tenant’s Share as so estimated each month (the “Monthly Escalation Payments”). The Monthly Escalation Payments shall be due and payable at the same time and in the same manner as the Monthly Rent.

3.0 Landlord shall, within one hundred fifty (150) days after the end of each Lease Year, or as soon thereafter as reasonably possible, provide Tenant with a written statement of the actual Operating Expenses incurred during such Lease Year for the Project and such statement shall set forth Tenant’s Share of such Operating Expenses. Tenant shall pay Landlord, as Additional Rent, the difference between Tenant’s Share of Operating Expenses and the amount of Monthly Escalation Payments made by Tenant attributable to said Lease Year, such payment to be made within thirty (30) days of the date of Tenant’s receipt of said statement (except as provided in Section 5.4 below); similarly, Tenant shall receive a credit if Tenant’s Share is less than the amount of Monthly Escalation Payments collected by Landlord during said Lease Year, such credit to be applied to future Monthly Escalation Payments to become due hereunder; provided that if the amount of such credit exceeds the next two estimated Monthly Escalation Payments, the amount of such excess shall be credited against the next installment of Monthly Rent; and provided further that if the Term has expired or been terminated, Landlord shall refund such overpayment to Tenant within thirty (30) days after delivery of the statement. If utilities, janitorial services or any other components of Operating Expenses increase during any Lease Year, Landlord may revise Monthly Escalation Payments due during such Lease Year by giving Tenant written notice to that effect; and thereafter, Tenant shall pay, in each of the remaining months of such Lease Year, a sum equal to the amount of the revised difference in Operating Expenses multiplied by Tenant’s Building Percentage divided by the number of months remaining in such Lease Year.

4.0 If, within sixty (60) days following Tenant’s receipt of the Operating Expense statement, neither party hereto delivers to the other party a notice referring in reasonable detail to one (1) or more errors in such statement, it shall be deemed conclusively that the information set forth in such statement is correct. Within sixty (60) days following Tenant’s receipt of a statement, Tenant may have an accounting employee of Tenant review Landlord’s supporting material for the Operating Expense statement at a time reasonably convenient to Landlord in order to assist Tenant in determining whether to audit the Operating Expense statement. Tenant shall, however, be entitled to conduct or require an audit to be conducted, provided that (a) not more than one (1) such audit may be conducted during any Lease Year of the Term, (b) the records for each Lease Year may be audited only once, (c) such audit is commenced within sixty (60) days following Tenant’s receipt of the applicable statement, and (d) such audit is completed within 180 days following Tenant’s receipt of the applicable statement. In no event shall payment of Rent ever be contingent upon the performance of such audit. For purposes of any audit, Tenant or Tenant’s duly authorized representative, at Tenant’s sole cost and expense, shall have the right, upon fifteen (15) days’ written notice to Landlord, to inspect Landlord’s books and records pertaining to Operating Expenses at the offices of Landlord or Landlord’s managing agent during ordinary business hours, provided that such audit must be conducted so as not to interfere with Landlord’s business operations and must be reasonable as to scope and time. The accountant conducting the audit on behalf of Tenant must be a certified public accountant and must not charge a fee based on the amount of that the accountant is able to save Tenant by the inspection. Tenant shall be entitled to no more than one (1) audit per calendar year. No subtenant has any right to conduct an inspection and no assignee shall conduct an inspection for any period during which such assignee was not in possession of the Premises. As a condition precedent to any inspection by Tenant’s accountant, Tenant shall deliver to Landlord a copy of Tenant’s written agreement with such accountant, which agreement shall include provisions which state that (i) Landlord is an intended third party beneficiary of such agreement, (ii) such accountant will not in any manner solicit or agree to represent any other tenant of the Project with respect to an audit or other review of Landlord’s accounting records at the Project, and (iii) such accountant shall maintain in strict confidence any and all information obtained in connection with the review and shall not disclose such information to any person or entity other than to the management personnel of Tenant, attorneys, and any governmental agencies, or as otherwise required by law. An overcharge of Operating Expenses by Landlord shall not entitle Tenant to terminate this Lease. If Tenant’s auditor finds errors or over or under charges in Landlord’s statement, said findings must be immediately and simultaneously reported to both Landlord and Tenant, with full written support for such findings and specific reference to the relevant Lease provisions disqualifying such expenses, if applicable. If Landlord agrees with said findings, appropriate rebates or charges shall be made to Tenant in accordance therewith. If Landlord does not agree, Landlord shall engage its own auditor to review the findings of Tenant’s auditor and Landlord’s books and records. The two auditors shall then meet to resolve any difference between the audits. If agreement cannot be reached within two (2) weeks after the auditors’ initial meeting, then the auditors shall together select a third auditor (who shall be a member of a nationally recognized accounting firm) to which they shall each promptly submit their findings in a final report, with copies submitted simultaneously to the first two auditors, Tenant and Landlord. The third auditor shall leave the submitted findings unopened for a period of two (2) weeks, during which time Landlord and Tenant may attempt to reach a negotiated settlement. If no settlement is reached, then within fifteen (15) days following the completion of such two-week period, the third auditor shall determine which of the two reports best meets the terms of this Lease, which report shall become the “Final Finding.” The third auditor shall not have the option of selecting a compromise between the first two auditors’ findings, nor to make any other finding. If the Final Finding determines that Landlord has overcharged Tenant, Landlord shall credit Tenant toward the payment of the Operating Expenses next due and payable under this Lease the amount of such overcharge. If the Final Finding determines that Tenant was undercharged, then within thirty (30) days after the Final Finding, Tenant shall reimburse Landlord the amount of such undercharge. If the Final Finding results in a credit to Tenant in excess of seven percent (7%) of Tenant’s Share of Operating Expenses, Landlord shall pay its own audit costs and the cost of the third auditor and reimburse Tenant for its costs associated with said audits, not to exceed $5,000.00. If the Final Finding results in a credit to Tenant of less than one percent (1%) of Tenant’s share of total Operating Expenses, Tenant shall pay its own costs and the cost of the third auditor and reimburse Landlord for its costs associated with said audits. In all other events, each party shall pay its own audit costs, including one half (1/2) of the cost of the third auditor.

5.0 If the occupancy of the Building during any part of any Lease Year is less than ninety-five percent (95%), Landlord shall make an appropriate adjustment of the variable components of Operating Expenses for that Lease Year, as reasonably determined by Landlord using sound accounting and management principles, to determine the amount of Operating Expenses that would have been incurred had the Building been 95% occupied. This amount shall be considered to have been the amount of Operating Expenses for that Lease Year. For purposes of this Section 5.6, “variable components” include only those component expenses that are affected by variations in occupancy levels.

6.0 Tenant shall pay to Landlord, as Additional Rent, “Tenant’s Tax Share” (as hereinafter defined) of the Taxes. “Tenant’s Tax Share” shall be determined by multiplying Taxes for any Lease Year or pro rata portion thereof, by Tenant’s Tax Percentage. Landlord shall, in advance of each Lease Year, estimate what Tenant’s Tax Share will be for such Lease Year and Tenant shall pay Tenant’s Tax Share as so estimated each month (the “Monthly Tax Payments”). The Monthly Tax Payments shall be due and payable at the same time and in the same manner as the Monthly Rent.

7.0 Landlord shall, within one hundred fifty (150) days after the end of each Lease Year, or as soon thereafter as reasonably possible, provide Tenant with a written statement of the actual Taxes incurred during such Lease Year for the Project and such statement shall set forth Tenant’s Tax Share of such Taxes. Tenant shall pay Landlord, as Additional Rent, the difference between Tenant’s Tax Share of any increases in Taxes and the amount of Monthly Tax Payments made by Tenant attributable to said Lease Year, such payment to be made within thirty (30) days of the date of Tenant’s receipt of said statement; similarly, Tenant shall receive a credit if Tenant’s Tax Share is less than the amount of Monthly Tax Payments collected by Landlord during said Lease Year, such credit to be applied to future Monthly Tax Payments to become due hereunder; provided that the amount of such credit exceeds the next two (2) estimated Monthly Tax Payments, the amount of such excess shall be credited against the next installment of Monthly Rent; and provided further that if the Term has expired or been terminated, Landlord shall refund such overpayment to Tenant within thirty (30) days after the delivery of such statement. If Taxes increase during any Lease Year, Landlord may revise Monthly Tax Payments due during such Lease Year by giving Tenant written notice to that effect; and, thereafter, Tenant shall pay, in each of the remaining months of such Lease Year, a sum equal to the amount of revised difference in Taxes multiplied by Tenant’s Tax Percentage divided by the number of months remaining in such Lease Year.

8.0 If, within sixty (60) days following receipt of the Taxes statement, neither party hereto delivers to the other party a notice referring in reasonable detail to one (1) or more errors in such statement, it shall be deemed conclusively that the information set forth in such statement is correct. Tenant may elect to conduct an audit of Taxes as part of and subject to the same terms and conditions as provided for audits of Operating Expenses in Section 5.4. If Tenant so elects to conduct such an audit, the term “Operating Expenses” appearing in Section 5.4 shall be deemed to mean Operating Expenses and Taxes. Despite any other provision of this Article 5, Landlord may adjust Operating Expenses and/or Taxes and submit a corrected statement to account for Taxes or other government public-sector charges (including utility charges) that are for that given year but that were first billed to Landlord after the date that is ten (10) business days before the date on which the statement was furnished.

9.0 If the Taxes for any Lease Year are changed as a result of protest, appeal or other action taken by a taxing authority, the Taxes as so changed shall be deemed the Taxes for such Lease Year. Any expenses incurred by Landlord in attempting to protest, reduce or minimize Taxes shall be included in Taxes in the Lease Year in which those expenses are paid. Landlord shall have the exclusive right to conduct such contests, protests and appeals of the Taxes as Landlord shall determine is appropriate in Landlord’s sole discretion.

10.0 Tenant’s obligation with respect to Additional Rent and the payment of Tenant’s Share of Operating Expenses and Tenant’s Tax Share of Taxes shall survive the Expiration Date or Termination Date of this Lease and Landlord shall have the right to retain the Security Deposit, or so much thereof as it deems necessary, to secure payment of Tenant’s Share of Operating Expenses and Tenant’s Tax Share of Taxes for the final year of the Lease, or part thereof, during which Tenant was obligated to pay such expenses.

11.0 Notwithstanding anything to the contrary in this Article 5, Tenant’s Share of Operating Expenses (exclusive of janitorial service in the Premises) and Taxes shall be subject to the following limits:

1.0.0 During the first twelve (12) months of the Lease Term, Tenant’s Share of Operating Expenses (exclusive of janitorial service in the Premises) and Taxes determined on an annual basis shall not exceed an amount equal to (a) $9.84 multiplied by (b) the number of square feet of rentable area in the Premises.

2.0.0 During the portion of 2007 after the expiration of the first twelve (12) months of the Lease Term (the “2007 Partial Year Period”), Tenant’s Share of Operating Expenses (exclusive of janitorial service in the Premises) and Taxes shall not exceed (a) the sum of (i) the 2006 Partial Year Annualized Amount (as defined below) plus (ii) $1.20 multiplied by (b) a fraction the numerator of which is the number of days in the 2007 Partial Year Period and the denominator of which is 365, and multiplied again by (c) the number of square feet of rentable area in the Premises. As used herein, the term “2006 Partial Year Annualized Amount” means actual Tenant’s Share of Operating Expenses (exclusive of janitorial service in the Premises) and Taxes per square foot of rentable area in the Premises for the portion of the Term in calendar year 2006 (with any Operating Expenses or Taxes that are payable on a periodic basis appropriately accrued to apply over the entire period covered by the particular payment and adjusted by Section 5.5) multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days in the portion of the term in calendar year 2006.

3.0.0 Commencing in calendar year 2008 and in each calendar year thereafter during the initial term of this Lease, Tenant’s Share of Operating Expenses (exclusive of janitorial service in the Premises) and Taxes on an annual basis shall not exceed an amount equal to (a) the sum of (i) the per square foot amount of Operating Expenses (exclusive of janitorial services in the Premises) and Taxes in the prior calendar year (adjusted pursuant to Section 5.5), plus (ii) $1.20, multiplied by (b) the number of square feet of rentable area in the Premises. (If the rentable area of the Premises changes during the period for which the amounts in this Section 5.11 are being determined, then the calculations under this Section 5.11 shall take into account that change in rentable area by using the weighted average of the rentable area for the applicable period.)

12.0 As additional consideration for this Lease, Landlord agrees that Tenant shall not be obligated to pay Tenant’s Share of Operating Expenses and Taxes during the month of May, 2006, regardless of the date upon which the Commencement Date occurs.

ARTICLE 6.

SERVICES TO BE PROVIDED BY LANDLORD

1.0 Subject to Articles 5 and 10 herein, and provided Tenant is not in default under this Lease, Landlord agrees to furnish or cause to be furnished to the Premises the utilities and services described in the Standards for Utilities and Services, attached hereto as Exhibit G, subject to the conditions and in accordance with the standards set forth herein.

2.0 Landlord shall not be liable for any loss or damage arising or alleged to arise in connection with the failure, stoppage, or interruption of any such services; nor shall the same be construed as an eviction of Tenant, work an abatement of Rent, entitle Tenant to any reduction in Rent, or relieve Tenant from the operation of any covenant or condition herein contained; it being further agreed that Landlord reserves the right to discontinue temporarily such services or any of them at such times as may be necessary by reason of repair or capital improvements performed within the Project, accident, unavailability of employees, repairs, alterations or improvements, or whenever by reason of strikes, lockouts, riots, acts of God, or any other happening or occurrence beyond the reasonable control of Landlord. In the event of any such failure, stoppage or interruption of services, Landlord shall use reasonable diligence to have the same restored. Neither diminution nor shutting off of light or air or both, nor any other effect on the Project by any structure erected or condition now or hereafter existing on lands adjacent to the Project, shall affect this Lease, abate Rent, or otherwise impose any liability on Landlord.

0.0 Landlord shall have the right to reduce heating, cooling, or lighting within the Premises and in the public area in the Building as required by any mandatory fuel or energy-saving program.

0.0 Unless otherwise provided by Landlord, Tenant shall separately arrange with the applicable local public authorities or utilities, as the case may be, for the furnishing of and payment of all telecommunication services as may be required by Tenant in the use of the Premises. Tenant shall directly pay for such telecommunication services as may be required by Tenant in the use of the Premises. Tenant shall directly pay for such telephone and facsimile services, including the establishment and connection thereof, at the rates charged for such services by said authority or utility; and the failure of Tenant to obtain or to continue to receive such services for any reason whatsoever shall not relieve Tenant of any of its obligations under this Lease.

0.0 Tenant shall be solely responsible for providing janitorial services to the Premises at Tenant’s sole cost and expense. Any vendor providing janitorial services shall be qualified and reputable and shall be required to provide such insurance as Landlord requires of other janitorial service providers in the Project. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, liabilities, costs, expenses and causes of action arising out or relating to any contract entered into by Tenant or any services provided to the Building pursuant to its contract with its janitorial vendor. Landlord shall have no obligation to provide janitorial services to the Premises. Landlord, however, shall provide janitorial services to the common areas of the Building, including without limitation, the lobby area and the restrooms on the 1st Floor; provided, however, so long as Tenant is the sole occupant of the Building, Tenant shall provide janitorial service for the common areas of the Building and the cost of such common area janitorial service shall be excluded from Operating Expenses.

ARTICLE 0.

REPAIRS AND MAINTENANCE BY LANDLORD

0.0 Landlord shall provide for the cleaning and maintenance of the public portions of the Project in keeping with the ordinary standard for Comparable Buildings as part of Operating Expenses. Unless otherwise expressly stipulated herein, Landlord shall not be required to make any improvements or repairs of any kind or character to the Premises during the Term, except such repairs as may be required to the exterior walls, corridors, windows, roof, integrated Building utility and mechanical systems and other Base Building elements and other structural elements and equipment of the Project, and subject to Section 13.4, below, such additional maintenance as may be necessary because of the damage caused by persons other than Tenant, its agents, employees, licensees, or invitees.

2.0 Landlord or Landlord’s officers, agents, and representatives (subject to any security regulations imposed by any governmental authority) shall have the right to enter all parts of the Premises at all reasonable hours upon reasonable prior notice to Tenant (other than in an emergency) to Tenant to inspect, clean, make repairs, alterations, and additions to the Project or the Premises which it may deem necessary or desirable, to make repairs to adjoining spaces, to cure any defaults of Tenant hereunder that Landlord elects to cure pursuant to Section 22.5, below, to show the Premises to prospective tenants (during the final nine (9) months of the Term or at any time after the occurrence of an Event of Default that remains uncured), mortgagees or purchasers of the Building, or to provide any service which it is obligated or elects to furnish to Tenant; and Tenant shall not be entitled to any abatement or reduction of Rent by reason thereof. Landlord shall have the right to enter the Premises at any time and by any means in the case of an emergency.

3.0 Except as otherwise expressly provided in this Lease, Tenant hereby waives all rights it would otherwise have under California Civil Code Sections 1932(1) and 1942(a) or any successor statutes to deduct repair costs from Rent and/or terminate this Lease as the result of any failure by Landlord to maintain or repair.

4.0 If (a) Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance of the Premises in accordance with the terms of this Lease, and (b) such event or circumstance materially and adversely affects the conduct of Tenant’s business from the Premises (as determined by Tenant in its commercially reasonable judgment, it being understood that the required notice and cure period will be inapplicable in the event of a true emergency), then if Landlord fails to take the necessary corrective action to perform the work or take the action Landlord is required to perform under the Lease within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than ten (10) days after receipt of such notice (unless such repair is reasonably expected to take longer than ten (10) days and Landlord has commenced such work within said ten (10) day period and diligently prosecutes such work to completion), then Tenant may proceed to take the required action upon delivery of an additional ten (10) days notice (“Self Help Notice”) to Landlord specifying that Tenant is taking such required action. If such action was required under the terms of this Lease to be taken by Landlord and was not taken by Landlord within said ten (10) day period, then Tenant shall be entitled to take such action and to receive reimbursement from Landlord for all reasonable and actual out-of-pocket costs and expense incurred by Tenant in connection with such action, but only to the extent that such out-of-pocket costs and expenses incurred by Tenant exceed the costs and expenses that would have been payable by Tenant to Landlord pursuant to the terms and provisions of this Lease had Landlord performed its obligations hereunder and charged Tenant for the cost thereof as an Operating Cost or otherwise (such excess to be referred to herein as the “Reimbursement Amount”). In the event Tenant takes such action, and such work will affect the systems or structural integrity of the Building, Tenant shall use only those contractors used by Landlord in the Building for work on such systems or structure unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Class A office buildings in the Market Area. Promptly following completion of any work completed by Tenant pursuant to the terms of this Section 7.4, Tenant shall deliver to Landlord a detailed statement of the work completed (including a detailed schedule of Tenant’s costs of taking such action which Tenant claims should have been taken by Landlord), the materials used, and all invoices evidencing the cost of work, together with proof of payment by Tenant.

If Landlord does not deliver a detailed written objection to Tenant, within thirty (30) days after receipt of such detailed information from Tenant regarding the work and the Reimbursement Amount, then Tenant shall be entitled to deduct from Basic Rental payable by Tenant under this Lease, the amount set forth in such invoice as the Reimbursement Amount. If, however, Landlord delivers to Tenant within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges claimed as a Reimbursement Amount are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), and if Landlord and Tenant are unable to resolve such dispute within thirty (30) days after Tenant’s receipt of such written objection from Landlord, then, as Tenant’s sole remedy, Tenant may proceed to seek a final judicial determination of its right to reimbursement. If such judicial determination results in a judgment in Tenant’s favor, and Landlord does not pay that judgment within 30 days after it becomes final, Tenant may offset such amounts as so determined from Rent until fully paid to Tenant.

ARTICLE 8.

REPAIRS AND CARE OF PROJECT BY TENANT

1.0 If the Building, the Project, or any portion thereof, including but not limited to, the elevators, boilers, engines, pipes, and other apparatus, or members of elements of the Building (or any of them) used for the purpose of climate control of the Building or operating of the elevators, or of the water pipes, drainage pipes, electric lighting, or other equipment of the Building or the roof or outside walls of the Building and also the Premises improvements, including but not limited to, the carpet, wall coverings, doors, and woodwork, become damaged or are destroyed through the negligence, carelessness, or misuse of Tenant, its servants, agents, employees, or anyone permitted by Tenant to be in the Building, or through it or them, then the reasonable cost of the necessary repairs, replacements, or alterations shall be borne by Tenant who shall pay the same to Landlord as Additional Rent within ten (10) days after demand, subject to Section 13.4 below. Landlord shall provide Tenant with reasonable evidence of the amounts expended for which payment is demanded by Landlord under this Section 8.1. Landlord shall have the exclusive right, but not the obligation, to make any repairs necessitated by such damage.

2.0 Subject to Section 13.4 below, Tenant agrees, at its sole cost and expense, to repair or replace any damage or injury done to the Project, or any part thereof, caused by Tenant, Tenant’s agents, employees, licensees, or invitees which Landlord elects not to repair. Tenant shall not injure the Project or the Premises and shall maintain the elements of the Premises not to be maintained by Landlord pursuant to this Lease in good order, condition and repair. If Tenant fails to keep such elements of the Premises in such good order, condition, and repair as required hereunder and such failure is not cured within ten (10) days after written notice to Tenant (unless in an emergency, in which event no notice shall be required), Landlord may restore the Premises to such good order and condition and make such repairs without liability to

Tenant for any loss or damage that may accrue to Tenant’s property or business by reason thereof, and within ten (10) days after completion thereof, Tenant shall pay to Landlord, as Additional Rent, upon demand, the cost of restoring the Premises to such good order and condition and of the making of such repairs, plus an additional charge of ten percent (10%) thereof. Upon the Expiration Date or the Termination Date, Tenant shall surrender and deliver up the Premises to Landlord in the same condition in which it existed at the Commencement Date, excepting only ordinary wear and tear and damage arising from any cause not required to be repaired by Tenant. Upon the Expiration Date or the Termination Date, Landlord shall have the right to re-enter and take possession of the Premises.

ARTICLE 9.

TENANT’S EQUIPMENT AND INSTALLATIONS

1.0 If heat-generating machines or equipment, including telephone equipment, cause the temperature in the Premises, or any part thereof, to exceed the temperatures the Building’s air conditioning system would be able to maintain in such Premises were it not for such heat-generating equipment, then Landlord reserves the right to install supplementary air conditioning units in the Premises, and the cost thereof, including the cost of installation and the cost of operation and maintenance thereof, including water, shall be paid by Tenant to Landlord within ten (10) days after demand by Landlord.

2.0 Except for desk or table-mounted typewriters, office calculators, personal computers, scanners, fax machines, printers, servers (provided that the area occupied by servers shall not exceed 5,000 square feet), and other similar office equipment consistent with first-class general office use in Comparable Buildings, Tenant shall not install within the Premises any fixtures, equipment, facilities, or other improvements without the specific written consent of Landlord, subject to Article 15, below. Tenant shall not, without the specific written consent of Landlord (which consent shall not be unreasonably withheld, conditioned, or delayed), install or maintain any apparatus or device within the Premises which shall increase the usage of electrical power or water for the Premises to an amount greater than would be normally required for general office use for space of comparable size in the Market Area; and if any such apparatus or device is so installed, Tenant agrees to furnish Landlord a written agreement to pay for any additional costs of utilities as the result of said installation.

ARTICLE 10.

FORCE MAJEURE

1.0 It is understood and agreed that with respect to any service or other obligation to be furnished or obligations to be performed by either party that in no event shall either party be liable for failure to furnish or perform the same when prevented from doing so by strike, lockout, breakdown, accident, supply, or inability by the exercise of reasonable diligence to obtain supplies, parts, or employees necessary to furnish such service or meet such obligation; or because of war or other emergency; or for any cause beyond the reasonable control with the party obligated for such performance; or for any cause due to any act or omission of the other party or its agents, employees, licensees, invitees, or any persons claiming by, through, or under the other party; or because of the failure of any public utility to furnish services; or because of order or regulation of any federal, state, county or municipal authority (collectively, “Force

Majeure Events”). Nothing in this Section 10.1 shall limit or otherwise modify or waive Tenant’s obligation to pay Base Rent and Additional Rent as and when due pursuant to the terms of this Lease.

ARTICLE 11.

CONSTRUCTION, MECHANICS’ AND MATERIALMAN’S LIENS

1.0 Tenant shall not suffer or permit any construction, mechanics’ or materialman’s lien to be filed against the Premises or any portion of the Project by reason of work, labor services, or materials supplied or claimed to have been supplied to Tenant. Nothing herein contained shall be deemed or construed in any way as constituting the consent or request of Landlord, expressed or implied, by inference or otherwise, for any contractor, subcontractor, laborer, or materialman to perform any labor or to furnish any materials or to make any specific improvement, alteration, or repair of or to the Premises or any portion of the Project; nor of giving Tenant any right, power, or authority to contract for, or permit the rendering of, any services or the furnishing of any materials that could give rise to the filing of any construction, mechanics’ or materialman’s lien against the Premises or any portion of the Project.

2.0 If any such construction, mechanics’ or materialman’s lien shall at any time be filed against the Premises or any portion of the Project as the result of any act or omission of Tenant, Tenant covenants that it shall, within twenty (20) days after Tenant has notice of the claim for lien, procure the discharge thereof by payment or by giving security or in such other manner as is or may be required or permitted by law or which shall otherwise satisfy Landlord. If Tenant fails to take such action, Landlord, in addition to any other right or remedy it may have, may take such action as may be reasonably necessary to protect its interests. Any amounts paid by Landlord in connection with such action, all other expenses of Landlord incurred in connection therewith, including reasonable attorneys’ fees, court costs, and other necessary disbursements shall be repaid by Tenant to Landlord within ten (10) days after demand.

ARTICLE 12.

[INTENTIONALLY OMITTED]

ARTICLE 13.

INSURANCE

1.0 Landlord shall maintain, as a part of Operating Expenses, fire and extended coverage insurance on the Project in an amount equal to the full replacement cost of the Project, subject to such deductibles as Landlord may determine. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, any of Tenant’s furniture, equipment, machinery, goods, supplies, improvements or alterations upon the Premises. Such insurance shall be maintained with an insurance company selected, and in amounts desired, by Landlord or Landlord’s mortgagee, and payment for losses thereunder shall be made solely to Landlord subject to the rights of the holder of any mortgage or deed of trust which may now or hereafter encumber the Project. Landlord shall also maintain, as a part of Operating Expenses, commercial general liability insurance in an amount not less than $1,000,000.00 per occurrence and $3,000,000.00 general aggregate, with an insurance company selected by Landlord.

Additionally Landlord may maintain such additional insurance, including, without limitation, earthquake insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. The cost of all such additional insurance shall also be part of the Operating Expenses. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties or by Landlord or any affiliate of Landlord’s program of self insurance, and in such event Operating Expenses shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Project. Within 30 days after Tenant’s written request, but not more often than once in any calendar year, Landlord shall provide Tenant with a description of the then current deductibles under the policies of insurance carried by Landlord with respect to the Project.

0.0 Tenant, at its own expense, shall maintain with licensed insurers authorized to do business in the State of California and which are rated A- and have a financial size category of at least VIII in the most recent Best’s Key Rating Guide, or any successor thereto (or if there is none, an organization having a national reputation), (a) commercial general liability insurance, including Broad Form Property Damage and Contractual Liability with the following minimum limits: General Aggregate $3,000,000.00; Products/Completed Operations Aggregate $2,000,000.00; Each Occurrence $2,000,000.00; Personal and Advertising Injury $1,000,000.00; Medical Payments $5,000.00 per person, (b) Umbrella/Excess Liability on a following form basis with the following minimum limits: General Aggregate $5,000,000.00; Each Occurrence $5,000,000.00; (c) Workers’ Compensation with statutory limits; (d) Employer’s Liability insurance with the following limits: Bodily injury by disease per person $1,000,000.00; Bodily injury by accident policy limit $1,000,000.00; Bodily injury by disease policy limit $1,000,000.00; (e) property insurance on special causes of loss insurance form covering any and all personal property of Tenant including but not limited to alterations, improvements (exclusive of the initial improvements (if any) constructed pursuant to Exhibit C), betterments, furniture, fixtures and equipment in an amount not less than their full replacement cost, with a deductible not to exceed $25,000.00; and (f) comprehensive automobile liability insurance having a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired or non-owned automobiles. At all times during the Term, such insurance shall be maintained, and Tenant shall cause a current and valid certificate of such policies to be deposited with Landlord. If Tenant fails to have a current and valid certificate of such policies on deposit with Landlord at all times during the Term and such failure is not cured within three (3) business days following Tenant’s receipt of notice thereof from Landlord, Landlord shall have the right, but not the obligation, to obtain such an insurance policy, and Tenant shall be obligated to pay Landlord the amount of the premiums applicable to such insurance within ten (10) days after Tenant’s receipt of Landlord’s request for payment thereof. Said policy of liability insurance shall name Landlord, Landlord’s managing agent and Tenant as the insureds and shall be noncancellable with respect to Landlord except after thirty (30) days’ written notice from the insurer to Landlord.

0.0 Tenant shall adjust annually the amount of coverage established in Article 13.2 hereof to such amount as in Landlord’s reasonable opinion, adequately protects Landlord’s interest; provided the same is consistent with the amount of coverage customarily required of comparable tenants in Comparable Buildings.

4.0 Notwithstanding anything herein to the contrary, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action, or cause of action against the other, its agents, employees, licensees, or invitees for any loss or damage to or at the Premises or the Project or any personal property of such party therein or thereon by reason of fire, the elements, or any other cause which would be insured against under the terms of (i) fire and extended coverage insurance or (ii) the liability insurance referred to in Article 13.2, to the extent of such insurance, regardless of cause or origin, including omission of the other party hereto, its agents, employees, licensees, or invitees. Landlord and Tenant covenant that no insurer shall hold any right of subrogation against either of such parties with respect thereto. This waiver shall be ineffective against any insurer of Landlord or Tenant to the extent that such waiver is prohibited by the laws and insurance regulations of the State of California. The parties hereto agree that any and all such insurance policies required to be carried by either shall be endorsed with a subrogation clause, substantially as follows: “This insurance shall not be invalidated should the insured waive, in writing prior to a loss, any and all right of recovery against any party for loss occurring to the property described therein,” and shall provide that such party’s insurer waives any right of recovery against the other party in connection with any such loss or damage.

In the event Tenant’s occupancy or conduct of business in or on the Premises, whether or not Landlord has consented to the same, results in any increase in premiums for the insurance carried from time to time by Landlord with respect to the Building, Tenant shall pay any such increase in premiums as Rent within ten (10) days after bills for such additional premiums shall be rendered by Landlord. In determining whether increased premiums are a result of Tenant’s use or occupancy of the Premises, a schedule issued by the organization computing the insurance rate on the Building showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up such rate. Tenant shall promptly comply with all reasonable requirements of the insurance authority or of any insurer now or hereafter in effect relating to the Premises.

ARTICLE 14.

QUIET ENJOYMENT

1.0 Provided Tenant is not in default under this Lease after the expiration of any period for cure in the performance of all its obligations under this Lease, including, but not limited to, the payment of Rent and all other sums due hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance by Landlord, subject to the provisions and conditions set forth in this Lease.

ARTICLE 15.

ALTERATIONS

1.0 Tenant agrees that it shall not make or allow to be made any alterations, physical additions, or improvements in or to the Premises without first obtaining the written consent of Landlord in each instance. As used herein, the term “Minor Alteration” refers to an alteration that (a) does not affect the outside appearance of the Building and is not visible from the Common Areas, (b) is non-structural and does not impair the strength or structural integrity of the Building, and (c) does not affect the mechanical, electrical, HVAC or other systems of the

Building. Landlord agrees not to unreasonably withhold its consent to any Minor Alteration. Landlord’s consent to any other alteration may be conditioned, given, or withheld in Landlord’s sole discretion. Notwithstanding the foregoing, Landlord consents to any repainting, recarpeting, or other purely cosmetic changes or upgrades to the Premises, so long as (i) the aggregate cost of such work is less than $2,500.00 in any twelve-month period, (ii) such work constitutes a Minor Alteration (iii) no building permit is required in connection therewith, and (iv) such work conforms the then existing Specifications (as defined in Exhibit C). At the time of said request, Tenant shall submit to Landlord plans and specifications of the proposed alterations, additions, or improvements; and Landlord shall have a period of not less than thirty (30) days therefrom in which to review and approve or disapprove said plans; provided that if Landlord determines in good faith that Landlord requires a third party to assist in reviewing such plans and specifications, Landlord shall instead have a period of not less than sixty (60) days in which to review and approve or disapprove said plans. Tenant shall pay to Landlord upon demand the cost and expense of Landlord in (A) reviewing said plans and specifications, and (B) inspecting the alterations, additions, or improvements to determine whether the same are being performed in accordance with the approved plans and specifications and all laws and requirements of public authorities, including, without limitation, the fees of any architect or engineer employed by Landlord for such purpose. In any instance where Landlord grants such consent, and permits Tenant to use its own contractors, laborers, materialmen, and others furnishing labor or materials for Tenant’s construction (collectively, “Tenant’s Contractors”), Landlord’s consent shall be deemed conditioned upon each of Tenant’s Contractors (1) working in harmony and not interfering with any laborer utilized by Landlord, Landlord’s contractors, laborers, or materialmen; (2) furnishing Landlord with evidence of acceptable liability insurance, worker’s compensation coverage and if required by Landlord, completion bonding, and if at any time such entry by one or more persons furnishing labor or materials for Tenant’s work shall cause such disharmony or interference, the consent granted by Landlord to Tenant may be withdrawn immediately upon written notice from Landlord to Tenant. Tenant, at its expense, shall obtain all necessary governmental permits and certificates for the commencement and prosecution of alterations, additions, or improvements and for final approval thereof upon completion, and all cause any alterations, additions, or improvements to be performed in compliance therewith and with all applicable laws and requirements of public authorities and with all applicable requirements of insurance bodies. All alterations, additions, or improvements shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to be better than (a) the original installations of the Building, or (b) the then standards for the Comparable Building. Upon the completion of work and upon request by Landlord, Tenant shall provide Landlord copies of all waivers or releases of lien from each of Tenant’s Contractors. No alterations, modifications, or additions to the Project or the Premises shall be removed by Tenant either during the Term or upon the Expiration Date or the Termination Date without the express written approval of Landlord. Tenant shall not be entitled to any reimbursement or compensation resulting from its payment of the cost of constructing all or any portion of said improvements or modifications thereto unless otherwise expressly agreed by Landlord in writing.

2.0 Landlord’s approval of Tenant’s plans for work shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules, and regulations of governmental agencies or authorities, including, but not limited to, the Americans with Disabilities Act. Landlord may, at its option, at

Tenant’s expense, require that Landlord’s contractors be engaged for any work upon the integrated Building mechanical or electrical systems or other Building or leasehold improvements. Tenant may use contractors approved by Landlord, which approval shall not be unreasonably withheld, with respect to contractors providing work on Tenant’s telecommunications system. The contractors specifically approved in Exhibit C for such work shall be deemed approved by Landlord for purposes of this Section 15.2.

3.0 At least five (5) days prior to the commencement of any work permitted to be done by persons requested by Tenant on the Premises, Tenant shall notify Landlord of the proposed work and the names and addresses of Tenant’s Contractors. During any such work on the Premises, Landlord, or its representatives, shall have the right to go upon and inspect the Premises at all reasonable times, and shall have the right to post and keep posted thereon building permits or to take any further action which Landlord may deem to be proper for the protection of Landlord’s interest in the Premises.

ARTICLE 16.

FURNITURE, FIXTURES, AND PERSONAL PROPERTY

1.0 Tenant, at its sole cost and expense, may remove its trade fixtures, office supplies and moveable office furniture and equipment not attached to the Project or Premises provided:

( ) Such removal is made prior to the Expiration Date or the Termination Date;

( ) No Event of Default exists under this Lease at the time of such removal; and

( ) Tenant promptly repairs all damage caused by such removal.

2.0 If Tenant does not remove its trade fixtures, office supplies, and moveable furniture and equipment as herein above provided prior to the Expiration Date or the Termination Date (unless prior arrangements have been made with Landlord and Landlord has agreed in writing to permit Tenant to leave such items in the Premises for an agreed period), then, in addition to its other remedies, at law or in equity, Landlord shall have the right to have such items removed and stored at Tenant’s sole cost and expense and all damage to the Project or the Premises resulting from said removal shall be repaired at the cost of Tenant; Landlord may elect that such items automatically become the property of Landlord upon the Expiration Date or the Termination Date, and Tenant shall not have any further rights with respect thereto or reimbursement therefor subject to the provisions of applicable law. All other property in the Premises, any alterations, or additions to the Premises (including wall-to-wall carpeting, paneling, wall covering, specially constructed or built-in cabinetry or bookcases), and any other article attached or affixed to the floor, wall, or ceiling of the Premises shall become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the Expiration or Termination Date regardless of who paid therefor; and Tenant hereby waives all rights to any payment or compensation therefor. If, however, Landlord so requests, in writing, Tenant shall remove, prior to the Expiration Date or the Termination Date, any and all

alterations, additions, fixtures, equipment, and property placed or installed in the Premises and shall repair any damage caused by such removal. Prior to commencing any Alteration, Tenant may request that Landlord notify Tenant whether or not the proposed Alteration will be required by Landlord to be removed at the end of the term.

3.0 All the furnishings, fixtures, equipment, effects, and property of every kind, nature, and description of Tenant and of all persons claiming by, through, or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises or elsewhere in the Project shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water, or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft, or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord unless due to the gross negligence or willful misconduct of Landlord or its employees, agents or contractors.

ARTICLE 17.

PERSONAL PROPERTY AND OTHER TAXES

1.0 During the Term hereof, Tenant shall pay, prior to delinquency, all business and other taxes, charges, notes, duties, and assessments levied, and rates or fees imposed, charged, or assessed against or in respect of Tenant’s occupancy of the Premises or in respect of the personal property, trade fixtures, furnishings, equipment, and all other personal and other property of Tenant contained in the Project, and shall hold Landlord harmless from and against all payment of such taxes, charges, notes, duties, assessments, rates, and fees, and against all loss, costs, charges, notes, duties, assessments, rates, and fees, and any and all such taxes. Tenant shall cause said fixtures, furnishings, equipment, and other personal property to be assessed and billed separately from the real and personal property of Landlord. In the event any or all of Tenant’s fixtures, furnishings, equipment, and other personal property shall be assessed and taxed with Landlord’s real property, Tenant shall pay to Landlord Tenant’s share of such taxes within ten (10) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s property.

2.0 The demised property herein may be subject to a special assessment levied by the City of Redwood City as part of an Improvement District.

ARTICLE 18.

ASSIGNMENT AND SUBLETTING

1.0 Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld (except that Landlord shall in no event be obligated to consent to an encumbrance of this Lease or any transfer by operation of law): (a) assign, convey, mortgage or otherwise transfer this Lease or any interest hereunder, or sublease the Premises, or any part thereof, whether voluntarily or by operation of law; or (b) permit the use of the Premises or any part thereof by any person other than Tenant and its employees. Any such transfer, sublease or use described in the preceding sentence (a “Transfer”) occurring without the prior written consent of Landlord shall, at Landlord’s option, be void and of no effect. Landlord’s consent to any Transfer shall not constitute a waiver of Landlord’s right to withhold its consent to any future Transfer. Landlord may require as a condition to its consent to any assignment of this Lease that the assignee execute an instrument in which such assignee assumes the remaining obligations of Tenant hereunder; provided that the acceptance of any assignment of this Lease by the applicable assignee shall automatically constitute the assumption by such assignee of all of the remaining obligations of Tenant that accrue following such assignment. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation hereof shall not work a merger and shall, at the option of Landlord, terminate all or any existing sublease or may, at the option of Landlord, operate as an assignment to Landlord of Tenant’s interest in any or all such subleases.

2.0 A sale, transfer, pledge, or hypothecation by Tenant of all or substantially all of its assets or all or substantially all of its stock, or if Tenant is a publicly traded corporation, a merger of Tenant with another corporation or a sale of fifty percent (50%) or more of its stock or a sale of substantially all its assets; or the sale, transfer, pledge, or hypothecation of fifty percent (50%) or more of the stock of Tenant if Tenant’s stock is not publicly traded; or the sale, transfer, pledge, or hypothecation of fifty percent (50%) or more of the beneficial ownership interest in Tenant if Tenant is a partnership or other business association, without the prior written consent of Landlord, shall, in any of the foregoing cases and whether or not accomplished by one or more related or unrelated transactions, constitute a Transfer for purposes of this Article 18, subject to the following provisions of this Section 18.2. Notwithstanding anything to the contrary contained in this Article 18, Tenant may assign this Lease or sublet the Premises without the need for Landlord’s prior consent if such assignment or sublease is to a Permitted Tenant Affiliate and may engage in Approved Reorganizations, without the express consent of Landlord; provided that (i) at least ten (10) days prior to the effective date of the assignment or sublease, Tenant shall furnish Landlord with the name of the transferee and a written certification from an officer of Tenant certifying that the assignment or sublease qualifies as a transfer to a Permitted Tenant Affiliate or as an Approved Reorganization; (ii) if the transfer is an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or if a sublease, the sublessee of a portion of the Premises or term assumes, in full, the obligations of Tenant with respect to such portion); (iii) if the transfer is an assignment, the net worth of the assignee as of the time of the proposed transfer is equal to or greater than the financial audited net worth of the Tenant at September 30, 2005; (iv) if the transfer is a sublease, the tangible net worth of the sublessee as of the time of the proposed transfer is reasonably adequate to meet the obligations of the sublessee under the sublease; (v) Tenant remains fully liable under this Lease; and (vi) the use of the Premises by the transferee complies with this Lease. If audited financial statements are not available to establish tangible net worth for purposes of this Section 18.2, Tenant may provide financial statements certified by the president or chief financial officer of the applicable transferee. To the extent that legal requirements or confidentiality requirements do not permit Tenant to give Landlord prior notice of an assignment or sublease permitted under this Section 18.2, then Tenant may in lieu of the prior notice required under this Section 18.2 give Landlord notice within ten (10) days after the effective date of the assignment or sublease, together with the name of the transferee and a written certification from an officer of Tenant certifying that the assignment or sublease qualifies as a transfer to a Permitted Tenant Affiliate or as an Approved Reorganization. As used herein, the term “Permitted Tenant Affiliate” means an entity that, prior to the transaction, was controlling, under common control with, or controlled by, Tenant, but excluding any entity formed to avoid the restrictions on transfer by Tenant hereunder. For purposes of this definition, the word “control,” as used above, means the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of the controlled person. As used herein, the term “Approved Reorganizations” means any merger, reorganization or consolidation of Tenant (whether or not Tenant is the surviving entity), or the sale of 50% or more of the assets or stock of Tenant, in each case as a going concern. The word “person” means an individual, partnership, trust, corporation, firm or other entity. Such right to assign or sublease to a Permitted Tenant Affiliate shall be effective only for so long as such assignee or subtenant remains a Permitted Tenant Affiliate. Any change of control that results in the assignee or subtenant no longer being a Permitted Tenant Affiliate shall be deemed an assignment or subletting hereunder and subject to all of the terms and provisions of Section 18.2. In addition, Landlord’s consent shall not be required with respect to the infusion of additional equity capital in Tenant or an initial public offering of equity securities of Tenant under the Securities Act of 1933, as amended, which results in Tenant’s stock being traded on a national securities exchange, including, but not limited to, the NYSE, the NASDAQ Stock Market or the NASDAQ Small Cap Market System.

3.0 If Tenant desires the consent of Landlord to a Transfer, Tenant shall submit to Landlord, at least thirty (30) business days prior to the proposed effective date of the Transfer, a written notice (the “Transfer Notice”) which includes (a) the name of the proposed sublessee or assignee, (b) the nature of the proposed sublessee’s or assignee’s business, (c) the terms and provisions of the proposed sublease or assignment, and (d) current financial statements and information on the proposed sublessee or assignee. Upon receipt of the Transfer Notice, Landlord may request additional information concerning the Transfer or the proposed sublessee or assignee (the “Additional Information”). Subject to Landlord’s rights under Section 18.6, Landlord shall not unreasonably withhold its consent to any assignment or sublease (excluding an encumbrance or transfer by operation of law), which consent or lack thereof shall be provided within the later of (i) ten (10) days after Landlord’s receipt of the Additional Information, or (ii) thirty (30) business days of receipt of Tenant’s Transfer Notice; provided, however, Tenant hereby agrees that it shall be a reasonable basis for Landlord to withhold its consent if Landlord has not received the Additional Information requested by Landlord. Landlord shall not be deemed to have unreasonably withheld its consent if, in the judgment of Landlord: (i) the transferee is of a character or engaged in a business which is not in keeping with the standards or criteria used by Landlord in leasing the Building, or the general character or quality of the Building; (ii) the financial condition of the transferee is such that it may not be able to perform its obligations in connection with this Lease; (iii) the transferee is a tenant of or negotiating for space in the Building; provided that there is or will be sufficient space in the Building for such tenant, (iv) the transferee is a governmental unit; (v) an Event of Default by Tenant then exists; (vi) in the judgment of Landlord, such a Transfer would violate any term, condition, covenant, or agreement of Landlord involving the Project or any other tenant’s lease within it; or (vii) any other basis which Landlord reasonably deems appropriate. Tenant hereby waives any right to terminate the Lease as a remedy for Landlord wrongfully withholding its consent to any Transfer.

4.0 Landlord and Tenant agree that, in the event of any approved assignment or subletting, the rights of any such assignee or sublessee of Tenant herein shall be subject to all of the terms, conditions, and provisions of this Lease, including, without limitation, restriction on use, assignment, and subletting and the covenant to pay Rent. Landlord may collect Rent directly from such assignee or sublessee and apply the amount so collected to the Rent herein reserved. No such consent to or recognition of any such assignment or subletting shall constitute a release of Tenant or any guarantor of Tenant’s performance hereunder from further performance by Tenant or such guarantor of covenants undertaken to be performed by Tenant herein. Tenant and any such guarantor shall remain liable and responsible for all Rent and other obligations herein imposed upon Tenant, and Landlord may condition its consent to any Transfer upon the receipt of a written reaffirmation from each such guarantor in a form acceptable to Landlord (which shall not be construed to imply that the occurrence of a Transfer without such a reaffirmation would operate to release any guarantor). Consent by Landlord to a particular assignment, sublease, or other transaction shall not be deemed a consent to any other or subsequent transaction. In any case where Tenant desires to assign, sublease or enter into any related or similar transaction, whether or not Landlord consents to such assignment, sublease, or other transaction, Tenant shall pay any reasonable attorneys’ fees incurred by Landlord in connection with such assignment, sublease or other transaction, including, without limitation, fees incurred in reviewing documents relating to, or evidencing, said assignment, sublease, or other transaction, not to exceed $2,000.00 per proposed Transfer. All documents utilized by Tenant to evidence any subletting or assignment for which Landlord’s consent has been requested and is required hereunder, shall be subject to prior approval (not to be unreasonably withheld, conditioned or delayed) by Landlord or its attorney.

5.0 Tenant shall be bound and obligated to pay Landlord a portion of any sums or economic consideration payable to Tenant by any sublessee, assignee, licensee, or other transferee, within ten (10) days following receipt thereof by Tenant from such sublessee, assignee, licensee, or other transferee, as the case might be, as follows:

( ) In the case of an assignment, 50% of any sums or other economic consideration received by Tenant as a result of such assignment shall be paid to Landlord after first deducting the unamortized cost of reasonable leasehold improvements paid for by Tenant in connection with such assignment and reasonable cost of any real estate commissions and attorneys’ fees incurred by Tenant in connection with such assignment.

( ) In the case of a subletting, 50% of any sums or economic consideration received by Tenant as a result of such subletting shall be paid to Landlord after first deducting (i) the Rent due hereunder prorated to reflect only Rent allocable to the sublet portion of the Premises, (ii) the unamortized cost of reasonable tenant improvements made to the sublet portion of the Premises at Tenant’s cost in connection with such sublease, (iii) the reasonable cost of tenant improvements made by Tenant for the specific benefit of the sublessee, which shall be amortized over the term of the sublease, and (iv) the reasonable cost of any real estate commissions and attorneys’ fees incurred by Tenant in connection with such subletting, which shall be amortized over the term of the sublease.

6.0 If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. Section 101 et seq. or any successor or substitute therefor (the “Bankruptcy Code”), any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord, and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any such monies or other consideration not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid or delivered to Landlord. Any person or entity to whom this Lease is so assigned shall be deemed, without farther act or deed, to have assumed all of the remaining obligations arising under this Lease as of the date of such assignment. Any such assignee shall, upon demand therefor, execute and deliver to Landlord an instrument confirming such assumption.

0.0 Landlord shall have the following option with respect to any assignment or subletting proposed by Tenant:

( ) Notwithstanding any other provision of this Article, Landlord has the option, by written notice to Tenant (the “Recapture Notice”) within thirty (30) days after receiving any Transfer Notice to recapture the Space covered by the proposed sublease or the entire Premises in the case of an assignment (the “Subject Space”) by terminating this Lease for the Subject Space or taking an assignment or a sublease of the Subject Space from Tenant. A timely Recapture Notice terminates this Lease or creates an assignment or a sublease for the Subject Space for the same term as the proposed Transfer, effective as of the date specified in the Transfer Notice. After such termination, Landlord may (but shall not be obligated to) enter into a lease with the party to the sublease or assignment proposed by Tenant.

( ) To determine the new Base Rent under this Lease in the event Landlord recaptures the Subject Space without terminating this Lease, the original Base Rent under the Lease shall be multiplied by a fraction, the numerator of which is the rentable square feet of the Premises retained by Tenant after Landlord’s recapture and the denominator of which is the total rentable square feet in the Premises before Landlord’s recapture. The Additional Rent, to the extent that it is calculated on the basis of the rentable square feet within the Premises, shall be reduced to reflect Tenant’s proportionate share based on the rentable square feet of the Premises retained by Tenant after Landlord’s recapture. This Lease as so amended shall continue thereafter in full force and affect. Either party may require a written confirmation of the amendments to this Lease necessitated by Landlord’s recapture of the Subject Space. If Landlord recaptures the Subject Space, Landlord shall, at Landlord’s sole expense, construct any partitions required to segregate the Subject Space from the remaining Premises retained by Tenant. Tenant shall, however, pay for painting, covering or otherwise decorating the surfaces of the partitions facing the remaining Premises retained by Tenant.

ARTICLE 0.

DAMAGE OR DESTRUCTION

0.0 Casualty. If the Premises or Building should be damaged or destroyed by fire or other casualty, Tenant shall give immediate written notice to Landlord. Within thirty (30) days after receipt from Tenant of such written notice, Landlord shall notify Tenant whether the necessary repairs can reasonably be made: (a) within ninety (90) days; (b) in more than ninety (90) days but in less than one hundred eighty (180) days; or (c) in more than one hundred eighty (180) days, in each case after the date (the “Knowledge Date”) upon which Landlord first has actual knowledge of damage or destruction.

1.0.0 Less Than 90 Days. If the Premises or Building should be damaged only to such extent that rebuilding or repairs can reasonably be completed within ninety (90) days after the Knowledge Date, this Lease shall not terminate and, provided that insurance proceeds are available (or would have been available had Landlord carried the insurance it is obligated to carry under this Lease) to pay for the full repair of all damage, Landlord shall repair the Premises or Building, except that Landlord shall not be required to rebuild, repair or replace Tenant’s furniture, fixtures, furnishings, or equipment (collectively, “Tenant’s Property”) which may have been placed in, on or about the Premises by or for the benefit of Tenant. If Tenant is required to vacate all or a portion of the Premises during Landlord’s repair thereof, the Base Rent payable hereunder shall be abated proportionately on the basis of the size of the area of the Premises that is damaged (i.e., the number of square feet of floor area of the Premises that is damaged compared to the total square footage of the floor area of the Premises) from the date Tenant vacates all or a portion of the Premises that was damaged only during the period the Premises are unfit for occupancy.

2.0.0 Greater Than 90 Days. If the Premises or Building should be damaged only to such extent that rebuilding or repairs can reasonably be completed in more than ninety (90) days but in less than one hundred eighty (180) days after the Knowledge Date, then Landlord shall have the option, in Landlord’s sole and absolute discretion, of: (a) terminating the Lease effective upon the occurrence of such damage, in which event the Base Rent shall be abated from the date Tenant vacates the Premises; or (b) electing to repair the Premises, provided insurance proceeds are available (or would have been available had Landlord carried the insurance it is obligated to carry under this Lease) to pay for the full repair of all damage (except that Landlord shall not be required to rebuild, repair or replace Tenant’s Property). If Tenant is required to vacate all or a portion of the Premises during Landlord’s repair thereof, the Base Rent payable hereunder shall be abated proportionately on the basis of the size of the area at the Premises that is damaged (i.e., the number of square feet of floor area of the Premises that is damaged compared to the total square footage of the floor area of the Premises) from the date Tenant vacates all or a portion of the Premises that was damaged only during the period the Premises are unfit for occupancy. In the event that Landlord should fail to substantially complete such repairs within one hundred eighty (180) days after the Knowledge Date (such period to be extended for delays caused by Tenant or because of any Force Majeure Events, as hereinafter defined), and Tenant has not reoccupied the Premises, Tenant shall have the right, as Tenant’s exclusive remedy, within ten (10) days after the expiration of such one hundred eighty (180) day period, and provided that such repairs have not been substantially completed within such ten (10) day period, to terminate this Lease by delivering written notice to Landlord as Tenant’s exclusive remedy, whereupon all rights of Tenant hereunder shall cease and terminate thirty (30) days after Landlord’s receipt of such notice.

3.0.0 Greater Than 180 Days. If the Premises or Building should be so damaged that rebuilding or repairs cannot be completed within one hundred eighty (180) days after the Knowledge Date, either Landlord or Tenant, in their respective sole and absolute discretion, may terminate this Lease by giving written notice within ten (10) days after notice from Landlord specifying such time period of repair, and this Lease shall terminate and the Rent shall be abated from the date Tenant vacates the Premises. In the event that neither party elects to terminate this Lease, Landlord shall commence and prosecute to completion the repairs to the Premises or Building, provided insurance proceeds are available (or would have been available had Landlord carried the insurance it is obligated to carry under this Lese) to pay for the repair of all damage (except that Landlord shall not be required to rebuild, repair or replace Tenant’s Property). If Tenant is required to vacate all or a portion of the Premises during Landlord’s repair thereof, the Base Rent payable hereunder shall be abated proportionately on the basis of the size of the area of the Premises that is damaged (i.e., the number of square feet of floor area of the Premises that is damaged compared to the total square footage of the floor area of the Premises), from the date Tenant vacates all or a portion of the Premises that was damaged only during the period that the Premises are unfit for occupancy.

4.0.0 Casualty During the Last Year of the Lease Term. Notwithstanding any other provisions hereof, if the Premises or Building shall be damaged within the last year of the Lease Term, and if the cost to repair or reconstruct the portion of the Premises or Building which was damaged or destroyed shall exceed $50,000, then, irrespective of the time necessary to complete such repair or reconstruction, Landlord shall have the right, in its sole and absolute discretion, to terminate the Lease effective upon the occurrence of such damage, in which event the Rent shall be abated from the date Tenant vacates the Premises. The foregoing right shall be in addition to any other right and option of Landlord under this Article 19. Notwithstanding the provisions of Section 31.1, for the first sixty (60) days of any holding over after a termination of the Lease pursuant to this Section 19.1.4, the Holdover Percentage shall be 100% rather than the 125% stated in Section 31.1.

2.0 Uninsured Casualty. In the event that the Premises or any portion of the Building is damaged to the extent Tenant is unable to use the Premises and such damage is not covered by insurance proceeds received (or that would have been received had Landlord carried the insurance it is obligated to carry under this Lease) by Landlord or in the event that the holder of any indebtedness secured by the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right at Landlord’s option, in Landlord’s sole and absolute discretion, either (i) to repair such damage as soon as reasonably possible at Landlord’s expense, or (ii) to give written notice to Tenant within thirty (30) days after the date of the occurrence of such damage of Landlord’s intention to terminate this Lease as of the date of the occurrence of such damage. In the event Landlord elects to terminate this Lease, Tenant shall have the right within ten (10) days after receipt of such notice to give written notice to Landlord of Tenant’s commitment to pay the cost of repair of such damage, in which event this Lease shall continue in full force and effect, and Landlord shall make such repairs as soon as reasonably possible subject to the following conditions: Tenant shall deposit with Landlord Landlord’s estimated cost of such repairs not later than five (5) business days prior to Landlord’s commencement of the repair work. If the cost of such repairs exceeds the amount deposited, Tenant shall reimburse Landlord for such excess cost within ten (10) business days after receipt of an invoice from Landlord. Any amount deposited by Tenant in excess of the cost of such repairs shall be refunded within thirty (30) days of Landlord’s final payment to Landlord’s contractor. If Tenant does not give such notice within the ten (10) day period, or fails to make such deposit as required, Landlord shall have the right, in Landlord’s sole and absolute discretion, to immediately terminate this Lease to be effective as of the date of the occurrence of the damage. In the event Landlord elects not to terminate the Lease under this Section 19.2, and if Tenant is required to vacate all or a portion of the Premises during Landlord’s repair thereof, the Base Rent payable hereunder shall be abated proportionately on the basis of the size of the area of the Premises that is damaged (i.e., the number of square feet of floor area of the Premises that is damaged compared to the total square footage of the floor area of the Premises) from the date Tenant vacates all or a portion of the Premises that was damaged but only during the period the Premises are unfit for occupancy. In the event Landlord has elected to terminate the Lease under this Section 19.2, but Tenant has avoided that termination by committing to pay the cost of the repair, there shall be no abatement of Rent.

3.0 Waiver. Without affecting the express rights of Landlord and Tenant in Sections 19.1 and 19.2, with respect to any damage or destruction which Landlord is obligated to repair or may elect to repair, Tenant waives all rights to terminate this Lease pursuant to rights otherwise presently or hereafter accorded by law, including without limitation any rights granted under Section 1932, subdivision 2, and Section 1933, of the California Civil Code.

ARTICLE 20.

CONDEMNATION

1.0 Total Condemnation. If all of the Premises is condemned by eminent domain, inversely condemned or sold under threat of condemnation for any public or quasi-public use or purpose (“Condemned”), this Lease shall terminate as of the earlier of the date the condemning authority takes title to or possession of the Premises, and Rent shall be adjusted to the date of termination.

2.0 Partial Condemnation. If any portion of the Premises or Building is condemned and such partial condemnation materially impairs Tenant’s ability to use the Premises for Tenant’s business, Landlord shall have the option in Landlord’s sole and absolute discretion of either (i) relocating Tenant to comparable space within the Project or (ii) terminate this Lease as of the earlier of the date title vests in the condemning authority or as of the date an order of immediate possession is issued and Rent shall be adjusted to the date of termination. If Landlord relocates Tenant pursuant to this Section 20.2, that relocation shall be at Landlord’s sole cost and expense; provided that Tenant will pay to Landlord any relocation assistance or award Tenant receives from the condemning authority as and when received. If such partial condemnation does not materially impair Tenant’s ability to use the Premises for the business of Tenant, Landlord shall promptly restore the Premises to the extent of any condemnation proceeds recovered by Landlord, excluding the portion thereof lost in such condemnation, and this Lease shall continue in full force and effect except that after the date of such title vesting or order of immediate possession Rent shall be adjusted as reasonably determined by Landlord.

3.0 Award. If the Premises are wholly or partially condemned, Landlord shall be entitled to the entire award paid for such condemnation, and Tenant waives any claim to any part of the award from Landlord or the condemning authority; provided, however, Tenant shall have the right to recover from the condemning authority such compensation as may be separately awarded to Tenant in connection with costs in removing Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment to a new location. No condemnation of any kind shall be construed to constitute an actual or constructive eviction of Tenant or a breach of any express or implied covenant of quiet enjoyment. Tenant hereby waives the effect of Sections 1265.120 and 1265.130 of the California Code of Civil Procedure.

4.0 Temporary Condemnation. In the event of a temporary condemnation not extending beyond the Term, this Lease shall remain in effect, Tenant shall continue to pay Rent and Tenant shall receive any award made for such condemnation except damages to any of Landlord’s property. If a temporary condemnation is for a period which extends beyond the Term, this Lease shall terminate as of the date of initial occupancy by the condemning authority and any such award shall be distributed in accordance with the preceding section. If a temporary condemnation remains in effect at the expiration or earlier termination of this Lease, Tenant shall pay Landlord the reasonable cost of performing any obligations required of Tenant with respect )to the surrender of the Premises.

ARTICLE 0.

HOLD HARMLESS

0.0 Tenant agrees to defend, with counsel approved by Landlord, all actions against Landlord, any partner, trustee, stockholder, officer, director, employee, or beneficiary of Landlord, holders of mortgages secured by the Premises or the Project and any other party having an interest therein (the “Indemnified Parties”) with respect to, and to pay, protect, indemnify, and save harmless, to the extent permitted by law, all Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands, or judgments of any nature to which any Indemnified Party is subject because of its estate or interest in the Premises or the Project arising from (a) injury to or death of any person, or damage to or loss of property on the Premises, the Project, on adjoining sidewalks, streets or ways, or, in any of the foregoing cases, connected with the use, condition, or occupancy of the Premises, the Project sidewalks streets, or ways, except to the extent, if any, caused by the gross negligence or willful misconduct of Landlord or its employees, contractors or agents, (b) any violation of this Lease by or attributable to Tenant, or (c) subject to Section 13.4, any act, fault, omission, or other misconduct of Tenant or its agents, contractors, licenses, sublessees, or invitees. Tenant agrees to use and occupy the Premises and other facilities of the Project at its own risk, and hereby, releases the Indemnified Parties from any and all claims for any damage or injury to the fullest extent permitted by law.

0.0 Tenant agrees that Landlord shall not be responsible or liable to Tenant, its agents, employees, or invitees for fatal or non-fatal bodily injury or property damage occasioned by the acts or omissions of any other tenant, or such other tenant’s agents, employees, licensees, or invitees, of the Project. Landlord shall not be liable to Tenant for losses due to theft, burglary, or damages done by persons on the Project.

ARTICLE 0.

DEFAULT BY TENANT

0.0 The term “Event of Default” refers to the occurrence of any one (1) or more of the following:

( ) Failure of Tenant to pay when due any sum required to be paid hereunder which is not received by Landlord within seven (7) days after the date due (the “Monetary Default”);

( ) Failure of Tenant, after fifteen (15) days written notice thereof, to perform any of Tenant’s obligations, covenants, or agreements except a Monetary Default, provided that if the cure of any such failure is not reasonably susceptible of performance within such fifteen (15) day period, then an Event of Default of Tenant shall not be deemed to have occurred so long as Tenant has promptly commenced and thereafter diligently prosecutes such cure to completion and completes that cure within 30 days;

( ) Tenant, or any guarantor of Tenant’s obligations under this Lease (the “Guarantor”), admits in writing that it cannot meet its obligations as they become due; or is declared insolvent according to any law; or assignment of Tenant’s or Guarantor’s property is made for the benefit of creditors; or a receiver or trustee is appointed for Tenant or Guarantor or its property; or the interest of Tenant or Guarantor under this Lease is levied on under execution or other legal process; or any petition is filed by or against Tenant or Guarantor to declare Tenant bankrupt or to delay, reduce, or modify Tenant’s debts or obligations; or any petition filed or other action taken to reorganize or modify Tenant’s or Guarantor’s capital structure if Tenant is a corporation or other entity. Any such levy, execution, legal process, or petition filed against Tenant or Guarantor shall not constitute a breach of this Lease provided Tenant or Guarantor shall vigorously contest the same by appropriate proceedings and shall remove or vacate the same within ninety (90) days from the date of its creation, service, or filing;

( ) The abandonment of the Premises by Tenant, which shall mean that Tenant has vacated the Premises for ten (10) consecutive days, whether or not Tenant is in Monetary Default and such abandonment has impaired Landlord’s insurance coverage for the Premises or the Building;

( ) The discovery by Landlord that any financial statement given by Tenant or any of its assignees, subtenants, successors-in-interest, or Guarantors was materially false; or

( ) If Tenant or any Guarantor shall die, cease to exist as a corporation or partnership, or be otherwise dissolved or liquidated or become insolvent, or shall make a transfer in fraud of creditors.

2.0 In the event of any Event of Default by Tenant, Landlord, at its option, may pursue one or more of the following remedies without notice or demand in addition to all other rights and remedies provided for at law or in equity:

( ) Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have the right to collect Rent when due. Landlord may enter the Premises and relet it, or any part of it, to third parties for Tenant’s account, provided that any Rent in excess of the Rent due hereunder shall be payable to Landlord. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises, including, without limitation, brokers’ commissions, expenses of cleaning and redecorating the Premises required by the reletting and like costs. Reletting may be for a period shorter or longer than the remaining Term of this Lease. Tenant shall pay to Landlord the Rent and other sums due under this Lease on the dates the Rent is due, less the Rent and other sums Landlord receives from any reletting. No act by Landlord allowed by this Section 22.2(a) shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease.

“The lessor has the remedy described in Civil Code Section 1951.4 (lessor may continue the lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign subject only to reasonable limitations).”

( ) Landlord may terminate Tenant’s right to possession of the Premises at any time by giving written notice to that effect. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. On termination, Landlord shall have the right to remove all personal property of Tenant and store it at Tenant’s cost and to recover from Tenant as damages: (i) the worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which would have been payable after termination until the time of award exceeds the amount of the Rent loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of the Rent loss that Tenant proves could be reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord: (A) in retaking possession of the Premises, including reasonable attorneys’ fees and costs therefor; (B) maintaining or preserving the Premises for reletting to a new tenant, including repairs or alterations to the Premises for the reletting; (C) leasing commissions; (D) any other costs necessary or appropriate to relet the Premises; and (E) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.

The “worth at the time of award” of the amounts referred to in Sections 22.2(b)(i) and 22.2(b)(ii) shall be calculated by allowing interest at the lesser of twelve percent (12%) per annum or the maximum rate permitted by law, on the unpaid Rent and other sums due and payable from the termination date through the date of award. The “worth at the time of award” of the amount referred to in Section 22,2(b)(iii) shall be calculated by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, if Tenant is evicted or Landlord takes possession of the Premises by reason of any Event of Default by Tenant.

3.0 If Landlord shall exercise any one or more remedies hereunder granted or otherwise available, it shall not be deemed to be an acceptance or surrender of the Premises by Tenant whether by agreement or by operation of law; it is understood that such surrender can be effected only by the written agreement of Landlord and Tenant. No alteration of security devices and no removal or other exercise of dominion by Landlord over the property of Tenant or others in the Premises shall be deemed unauthorized or constitute a conversion, Tenant hereby consenting to the aforesaid exercise of dominion over Tenant’s property within the Premises after any Event of Default.

4.0 Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, including, but not limited to, suits for injunctive relief and specific performance. The exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity, or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord for any or all other rights or remedies provided for in this Lease or now or hereafter existing at or in equity or by statute or otherwise. All such rights and remedies shall be considered cumulative and non-exclusive. All costs incurred by Landlord in connection with collecting any Rent or other amounts and damages owing by Tenant pursuant to the provisions of this Lease, or to enforce any provision of this Lease, including reasonable attorneys’ fees from the date such matter is turned over to an attorney, whether or not one or more actions are commenced by Landlord, shall also be recoverable by Landlord from Tenant. If any notice and grace period required under subparagraphs 22.1(a) or (b) was not previously given, a notice to pay rent or quit, or to perform or quit, as the case may be, given to Tenant under any statute authorizing the forfeiture of leases for unlawful detainer shall also constitute the applicable notice for grace period purposes required by subparagraphs 22.1(a) or (b). In such case, the applicable grace period under subparagraphs 22.1 (a) or (b) and under the unlawful detainer statute shall run concurrently after the one such statutory notice, and the failure of Tenant to cure the default within the greater of the two (2) such grace periods shall constitute both an unlawful detainer and an Event of Default entitling Landlord to the remedies provided for in this Lease and/or by said statute.

5.0 If Tenant should fail to make any payment or cure any default hereunder within the time herein permitted and such failure constitutes an Event of Default (except in the case where if Landlord in good faith believes that action prior to the expiration of any cure period under Section 22.1 is necessary to prevent damage to persons or property, in which case Landlord may act without waiting for such cure period to expire), Landlord, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such default for the account of Tenant (and enter the Premises for such purpose), and thereupon, Tenant shall be obligated and hereby agrees to pay Landlord, upon demand, all reasonable costs, expenses, and disbursements, plus ten percent (10%) overhead cost incurred by Landlord in connection therewith.

6.0 In addition to Landlord’s rights set forth above, if Tenant fails to pay its Rent or any other amounts owing hereunder on the due date thereof more than two (2) times during any calendar year during the Term, then upon the occurrence of the third or any subsequent default in the payment of monies during said calendar year, Landlord, at its sole option, shall have the right to require that Tenant, as a condition precedent to curing such default, pay to Landlord, in check or money order, in advance, the Rent and Landlord’s estimate of all other amounts which will become due and owing hereunder by Tenant for a period of two (2) months following said cure. All such amounts shall be paid by Tenant within thirty (30) days after notice from Landlord demanding the same. All monies so paid shall be retained by Landlord, without interest, for the balance of the Term and any extension thereof, and shall be applied by Landlord to the last due amounts owing hereunder by Tenant. If, however, Landlord’s estimate of the Rent and other amounts for which Tenant is responsible hereunder are inaccurate, when such error is discovered, Landlord shall pay to Tenant, or Tenant shall pay to Landlord, within thirty (30) days after written notice thereof, the excess or deficiency, as the case may be, which is required to reconcile the amount on deposit with Landlord with the actual amounts for which Tenant is responsible.

7.0 Nothing contained in this Section shall limit or prejudice the right of Landlord to prove and obtain as damages in any bankruptcy, insolvency, receivership, reorganization, or dissolution proceeding, an amount equal to the maximum allowed by any statute or rule of law governing such a proceeding and in effect at the time when such damages are to be proved, whether or not such amount be greater, equal, or less than the amounts recoverable, either as damages or Rent, referred to in any of the preceding provisions of this Article. Notwithstanding anything contained in this Article to the contrary, any such proceeding or action involving bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, or appointment of a receiver or trustee, as set forth above, shall be considered to be an Event of Default only when such proceeding, action, or remedy shall be taken or brought by or against the then holder of the leasehold estate under this Lease.

8.0 Landlord is entitled to accept, receive, in check or money order, and deposit any payment made by Tenant for any reason or purpose or in any amount whatsoever, and apply them at Landlord’s option to any obligation of Tenant, and such amounts shall not constitute payment of any amount owed, except that to which Landlord has applied them. No endorsement or statement on any check or letter of Tenant shall be deemed an accord and satisfaction or recognized for any purpose whatsoever. The acceptance of any such check or payment shall be without prejudice to Landlord’s rights to recover any and all amounts owed by Tenant hereunder and shall not be deemed to cure any other default nor prejudice Landlord’s rights to pursue any other available remedy, Landlord’s acceptance of partial payment of rent does not constitute a waiver of any rights, including without limitation any right Landlord may have to recover possession of the Premises.

9.0 In the event that Tenant’s right of possession of the Premises is terminated prior to the end of the initial term by reason of default, then immediately upon such termination, an amount shall be due and payable by Tenant to Landlord equal to the unamortized portion as of that date (which amortization shall be based on an interest rate of eleven percent (11%) per annum and the number of months of unexpired Lease term) of the sum of (a) the cost of Landlord’s Work (if any), (b) the Allowance (if any), (c) the value of any free Base Rent (i.e., the Base Rent stated in this Lease to be abated as an inducement to Tenant’s entering into this Lease) enjoyed as of that date by Tenant, and (d) the amount of all commissions paid by Landlord in order to procure this Lease (collectively, the “Inducements”). Notwithstanding the foregoing, Landlord shall not be entitled to recover such unamortized portions of the Inducements as provided in this Section 22.9 if, following an uncured default under this Lease by Tenant, Landlord elects to pursue its remedy against Tenant pursuant to California Civil Code Section 1951.4, or if Landlord recovers the discounted present value of all rent payable for the entire term of the Lease pursuant to California Civil Code Section 1951.2. To the extent Landlord recovers the discounted present value of some, but not all, of the rent payable following the termination of this Lease resulting from Tenant’s default, the number of months of such rent so recovered by Landlord shall be subtracted from the “number of months of unexpired lease term” in the formula set forth above.

0.0 Tenant waives the right to terminate this Lease on Landlord’s default under this Lease. Tenant’s sole remedy on Landlord’s default is an action for damages or injunctive or declaratory relief. Landlord’s failure to perform any of its obligations under this Lease shall constitute a default by Landlord under this Lease if the failure continues for thirty (30) days after written notice of the failure from Tenant to Landlord. If the required performance cannot be completed within thirty (30) days, Landlord’s failure to perform shall constitute a default under the Lease unless Landlord undertakes to cure the failure within thirty (30) days and diligently and continuously attempts to complete this cure as soon as reasonably possible. All obligations of each party hereunder shall be construed as covenants, not conditions.

ARTICLE 0.

GOOD FAITH

0.0 Whenever this Lease grants Landlord or Tenant a right to take action, exercise discretion, or make an allocation, judgment or other determination (collectively, an “Act”), Landlord or Tenant shall act reasonably and in good faith (meaning that no action shall be taken which would materially contravene the reasonable expectations of a sophisticated landlord operating a first-class office building and a sophisticated tenant in a first-class office building concerning the benefits and rights granted under this Lease but not contravening the plain and clear intent of the specific language of this Lease governing the specific issue in question), and shall not take any action which might result in the frustration of the reasonable expectations of a sophisticated landlord and a sophisticated tenant concerning the benefits to be enjoyed under this Lease, provided, however, that:

( ) Wherever this Lease elsewhere provides another standard which specifically defines or limits Landlord’s or Tenant’s discretion with respect to any Act, such other standard and not this Article 23 shall then control as to such Act;

( ) Nothing in this Article 23 shall require Landlord to consent to (i) any use of the Premises for purposes other than those permitted in Article 3. (ii) any alterations (which would adversely affect the Building systems, any other Building occupant, or exterior of the Building, or (iii) any proposed assignment of or subletting under this Lease to which Landlord is not otherwise required to consent under Article 18;

( ) Except for an obligation to act in good faith, this Article 23 shall not apply to an election by Landlord or Tenant to terminate the Lease under Article 19 or Article 20 (but only if Landlord or Tenant (as applicable) strictly complies with the parameters for termination set forth in those Articles); and

( ) Nothing contained in this Article 23 shall be deemed to limit the discretion of Landlord or Tenant with respect to any matter (including, without limitation, a proposal to amend or otherwise modify the Lease) which is not otherwise within the contemplation of the Lease.

ARTICLE 24.

RIGHT TO RELOCATE

1.0 Notwithstanding anything herein to the contrary, Landlord shall, in all cases, retain the right and power to relocate Tenant upon thirty (30) days’ written notice to other space in the Project in such space which is the same or larger in size, has a comparable location, has comparable improvements and is suited to Tenant’s use, such right and power to be exercised reasonably. Landlord shall not be liable or responsible for any claims, damages, or liabilities in connection with, or occasioned by such relocation, except to the extent expressly provided in this Section 24.1. Landlord’s reasonable exercise of such right and power shall include, but not be limited to, a relocation to consolidate the rentable area occupied in order to provide Landlord’s services more efficiently or a relocation to provide contiguous vacant space for a prospective tenant. If Landlord shall exercise said option, the substituted premises shall thereafter be deemed for the purposes hereof the “Premises” hereunder, and a new amended Exhibits A and B showing the new Premises and Project will be substituted for the original Exhibits A and B attached hereto and there shall be no increase in Rent resulting from such relocation. Landlord agrees to pay a relocation fee of $1,000 per full time equivalent employee relocated and all Tenant’s reasonable expenses incurred as a result of the relocation, including without limitation all costs incurred in changing addresses on stationery, business cards, and other such items and all costs to move Tenant’s furniture, fixtures and equipment to such substituted Premises. For purposes of this Section 24.1, “reasonable expenses” shall include use of overtime to enable Tenant to complete its move in a single weekend. Landlord further agrees that it will not exercise its relocation right more than once during any five-year period and that in connection with any relocation, Landlord shall coordinate the relocation so that Tenant is permitted to move over a weekend. Landlord agrees that if it relocates Tenant, and Tenant then has space in the Building commonly known as 2200 Bridge, Landlord shall relocate Tenant such that its total space is in contiguous buildings.

ARTICLE 25.

ATTORNEYS’ FEES

1.0 If either party hereto shall file any action or bring any proceeding against the other party arising out of this Lease or for the declaration of any rights hereunder, the prevailing party in such action shall be entitled to recover from the other party all costs and expenses, including reasonable attorneys’ fees incurred by the prevailing party, as determined by the trier of fact in such legal proceeding. For purposes of this provision, the terms “attorneys’ fees” or “attorneys’ fees and costs,” or “costs and expenses” shall mean the fees and expenses of legal counsel (including external counsel and in-house counsel) of the parties hereto, which include printing, photocopying, duplicating, mail, overnight mail, messenger, court filing fees, costs of discovery, and fees billed for law clerks, paralegals, investigators and other persons not admitted to the bar for performing services under the supervision and direction of an attorney. For purposes of determining in-house counsel fees, the same shall be considered as those fees normally applicable to a partner in a law firm with like experience in such field. In addition, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in enforcing any judgment arising from a suit or proceeding under this Lease, including without limitation post-judgment motions, contempt proceedings, garnishment, levy and debtor and third party examinations, discovery and bankruptcy litigation, without regard to schedule or rule of court purporting to restrict such award. This post-judgment award of attorneys’ fees and costs provision shall be severable from any other provision of this Lease and shall survive any judgment/award on such suit or arbitration and is not to be deemed merged into the judgment/award or terminated with the Lease.

ARTICLE 26.

NON-WAIVER

1.0 Neither acceptance of any payment by Landlord from Tenant nor, failure by Landlord to complain of any action, non-action, or default of Tenant shall constitute a waiver of any of Landlord’s rights hereunder. Time is of the essence with respect to the performance of every obligation of each party under this Lease in which time of performance is a factor. Waiver by either party of any right or remedy arising in connection with any default of the other party shall not constitute a waiver of such right or remedy or any other right or remedy arising in connection with either a subsequent default of the same obligation or any other default. No right or remedy of either party hereunder or covenant, duty, or obligation of any party hereunder shall be deemed waived by the other party unless such waiver is in writing, signed by the other party or the other party’s duly authorized agent.

ARTICLE 27.

RULES AND REGULATIONS

1.0 Such reasonable rules and regulations applying to all lessees in the Project for the safety, care, and cleanliness of the Project and the preservation of good order thereon are hereby made a part hereof as Exhibit D, and Tenant agrees to comply with all such rules and regulations. Landlord shall have the right at all times to change such rules and regulations or to amend them in any reasonable and non-discriminatory manner as may be deemed advisable by Landlord, so long as it does not materially impair Tenant’s ability to continue to operate its business on the Premises as permitted by this Lease, all of which changes and amendments shall be sent by Landlord to Tenant in writing and shall be thereafter carried out and observed by Tenant. Landlord shall not have any liability to Tenant for any failure of any other lessees of the Project to comply with such rules and regulations. Notwithstanding anything to the contrary in the rules and regulations, officers and employees of Tenant may park their vehicles overnight for up to five consecutive nights so long as they have provided Landlord with prior written notice of that overnight parking. Tenant acknowledges that any such overnight parking is at the sole risk of the officer or employee and Landlord has no obligation with respect to the security or safety of any vehicle parked in the Project.

ARTICLE 28.

ASSIGNMENT BY LANDLORD

1.0 Landlord shall have the right to transfer or assign, in whole or in part, all its rights and obligations hereunder and in the Premises and the Project. In such event, no liability or obligation shall accrue or be charged to Landlord with respect to the period from and after such transfer or assignment and assumption of Landlord’s obligations by the transferee or assignee.

ARTICLE 29.

LIABILITY OF LANDLORD

1.0 It is expressly understood and agreed that the obligations of Landlord under this Lease shall be binding upon Landlord and its successors and assigns and any future owner of the Project only with respect to events occurring during its and their respective ownership of the Project. In addition, Tenant agrees to look solely to Landlord’s interest in the Project and the proceeds therefrom for recovery of any judgment against Landlord arising in connection with this Lease, it being agreed that neither Landlord nor any successor or assign of Landlord nor any future owner of the Project, nor any partner, shareholder, or officer of any of the foregoing shall ever be personally liable for any such judgment.

ARTICLE 30.

SUBORDINATION AND ATTORNMENT

1.0 This Lease, at Landlord’s option, shall be subordinate to any present or future: mortgage, ground lease or declaration of covenants regarding maintenance and use of any areas contained in any portion of the Building, and to any and all advances made under any present or future mortgage and to all renewals, modifications, consolidations, replacements, and extensions of any or all of same. Tenant agrees, with respect to any of the foregoing documents, that no documentation other than this Lease shall be required to evidence such subordination. If any holder of a mortgage shall elect for this Lease to be superior to the lien of its mortgage and shall give written notice thereof to Tenant, then this Lease shall automatically be deemed prior to such mortgage whether this Lease is dated earlier or later than the date of said mortgage or the date of recording thereof. Tenant agrees to execute such documents as may be further required to evidence such subordination or to make this Lease prior to the lien of any mortgage or deed of trust, as the case may be, and by failing to do so within five (5) days after written demand, Tenant does hereby make, constitute, and irrevocably appoint Landlord as Tenant’s attorney-in-fact and in Tenant’s name, place, and stead, to do so. This power of attorney is coupled with an interest. Tenant hereby attorns to all successor owners of the Building, whether or not such ownership is acquired as a result of a sale through foreclosure or otherwise. As of the date of this Lease, there is no (a) deed of trust or mortgage encumbering the Project or (b) ground lease affecting the Building.

2.0 Each party shall, at such time or times as the other party may request, upon not less than ten (10) days’ prior written request by the requesting party, sign and deliver to the requesting party a certificate stating whether this Lease is in full force and effect; whether any amendments or modifications exist; whether any Monthly Rent has been prepaid and, if so, how much; whether to the knowledge of the certifying party there are any defaults hereunder; and in the circumstance where Landlord is the requesting party, such other information and agreements as may be reasonably requested, it being intended that any such statement delivered pursuant to this Article may be relied upon by the requesting party and by any prospective purchaser of all or any portion of the requesting party’s interest herein, or a holder or prospective holder of any mortgage encumbering the Building. Tenant’s failure to deliver such statement within five (5) days after Landlord’s second written request therefor shall constitute an Event of Default (as that term is defined elsewhere in this Lease) and shall conclusively be deemed to be an admission by Tenant of the matters set forth in the request for an estoppel certificate.

3.0 Tenant shall deliver to Landlord prior to the execution of this Lease and thereafter at any time upon Landlord’s request, Tenant’s current audited financial statements, including a balance sheet and profit and loss statement for the most recent prior year (collectively, the “Statements”), which Statements shall accurately and completely reflect the financial condition of Tenant. If Tenant does not regularly have audited financial statements prepared, the financial statements shall be certified by the president or chief financial officer of Tenant. Landlord shall have the right to deliver the same to any proposed purchaser of the Building or the Project, and to any encumbrancer of all or any portion of the Building or the Project, so long as such purchaser or encumbrancer agrees (in writing) not to disclose the contents of any such statements to any third party other than its employees, agents and consultants.

4.0 Tenant acknowledges the Landlord is relying on the Statements in its determination to enter into this Lease, and Tenant represents to Landlord, which representation shall be deemed made on the date of this Lease and again on the Commencement Date, that no material change in the financial condition of Tenant, as reflected in the Statements, has occurred since the date Tenant delivered the Statements to Landlord. The Statements are represented and warranted by Tenant to be correct and to accurately and fully reflect Tenant’s true financial condition as of the date of submission of any Statements to Landlord.

5.0 As a condition to Tenant’s subordination and attornment obligations as set forth in Section 30.1, above, Landlord agrees to deliver to Tenant from any future mortgagee or beneficiary a written subordination and non-disturbance agreement in recordable form acceptable to such mortgagee or beneficiary in its sole discretion providing that so long as Tenant performs all of the terms of this Lease, Tenant’s possession under this Lease shall not be disturbed and Tenant shall not be joined by the holder of any mortgage or deed of trust in any action or proceeding to foreclose thereunder, except where such is necessary for jurisdictional or procedural reasons.

ARTICLE 31.

HOLDING OVER

1.0 In the event Tenant, or any party claiming under Tenant, retains possession of the Premises after the Expiration Date or Termination Date, such possession shall be that of a holdover tenant and an unlawful detainer. No tenancy or interest shall result from such possession, and such parties shall be subject to immediate eviction and removal. Tenant or any such party shall pay Landlord, as Base Rent for the period of such holdover, an amount equal to the Holdover Percentage (as defined below) of the Base Rent otherwise provided for herein, during the time of holdover together with all other Additional Rent and other amounts payable pursuant to the terms of this Lease. Tenant shall also be liable for any and all damages sustained by Landlord as a result of such holdover. As used herein, the term “Holdover Percentage” means 125% with respect to the first three months of the holdover and 150% with respect to any holding over in excess of three months. Tenant shall vacate the Premises and deliver same to Landlord immediately upon Tenant’s receipt of notice from Landlord to so vacate. The Rent during such holdover period shall be payable to Landlord on demand. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend the term of this Lease.

ARTICLE 32.

SIGNS

1.0 No sign, symbol, or identifying marks shall be put upon the Project, Building, in the halls, elevators, staircases, entrances, parking areas, or upon the doors or walls, without the prior written approval of Landlord. Should such approval ever be granted, all signs or lettering shall conform in all respects to the sign and/or lettering criteria established by Landlord. Landlord, at Landlord’s sole cost and expense, reserves the right to change the door plaques as Landlord deems reasonably desirable.

2.0 Landlord shall, at Landlord’s sole cost and expense, install one line of signage (the “Monument Signage”) on the Building monument sign identifying Tenant’s name. The graphics, materials, color, design, lettering, size and specifications of Tenant’s Monument Signage shall be subject to the approval of Landlord and all applicable governmental authorities and shall conform to Landlord’s approved sign plan for the Building. At the expiration or earlier termination of this Lease or termination of Tenant’s sign rights as provided below, Landlord shall, at Tenant’s sole cost and expense, cause the Monument Signage to be removed and the area of the monument sign affected by the Monument Signage to be restored to the condition existing prior to the installation of Tenant’s Monument Signage. The right to Monument Signage is personal to the initially named Tenant in this Lease. All of Tenant’s rights to install and maintain Monument Signage on the monument sign in accordance with this Section 32.4 shall permanently terminate upon notice from Landlord following (a) a Monetary Default under this Lease and/or (b) the date upon which Tenant ceases to occupy at least 35,000 rentable square feet within Building.

3.0 Landlord at Landlord’s sole cost shall install one (1) Building suite sign. Tenant, at Tenant’s sole cost, shall have the right to place a second building suite sign on the second floor of the Premises so long as it complies with the Building Standard sign program for the Project. Landlord, at Landlord’s cost, shall place new building address numbers on the Building prior to the Commencement Date.

ARTICLE 33.

HAZARDOUS SUBSTANCES

1.0 Except for Hazardous Material (as defined below) contained in products used by Tenant for ordinary cleaning and office purposes in quantities not violative of applicable

Environmental Requirements, Tenant shall not permit or cause any party to bring any Hazardous Material upon the Premises and/or the Project or transport, store, use, generate, manufacture, dispose, or release any Hazardous Material on or from the Premises and/or the Project without Landlord’s prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements (as defined below) and all requirements of this Lease. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant’s transportation, storage, use, generation, manufacture, or release of Hazardous Materials on the Premises, and Tenant shall promptly deliver to Landlord a copy of any notice of violation relating to the Premises or the Project of any Environmental Requirement.

2.0 The term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, permits, authorizations, orders, policies or other similar requirements of any governmental authority, agency or court regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act and all state and local counterparts thereto; all applicable California requirements, including, but not limited to, Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316 and 25501 of the California Health and Safety Code and Title 22 of the California Code of Regulations, Division 4.5, Chapter 11, and any policies or rules promulgated thereunder as well as any County or City ordinances that may operate independent of, or in conjunction with, the State programs, and any common or civil law obligations including, without limitation, nuisance or trespass, and any other requirements of Article 3 of this Lease. The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant that is or could be regulated under any Environmental Requirement or that may adversely affect human health or the environment, including, without limitation, any solid or hazardous waste, hazardous substance, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, synthetic gas, polychlorinated biphenyls (PCBs), and radioactive material). For purposes of Environmental Requirements, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including without limitation, the “owner” and “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

3.0 Tenant, at its sole cost and expense, shall remove all Hazardous Materials stored, disposed of or otherwise released by Tenant, its assignees, subtenants, agents, employees, contractors or invitees onto or from the Premises, in a manner and to a level satisfactory to Landlord in its sole discretion, but in no event to a level and in a manner less than that which complies with all Environmental Requirements and does not limit any future uses of the Premises or require the recording of any deed restriction or notice regarding the Premises. Tenant shall perform such work at any time during the period of the Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant’s right to possession of the Premises terminates or expires. If Tenant fails to perform such work within the time period specified by Landlord, or before Tenant’s right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or equity (including without limitation an action to compel Tenant to perform such work), perform such work at Tenant’s cost. Tenant shall pay all costs incurred by Landlord in performing such work within ten (10) days after Landlord’s request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials for purposes of Environmental Requirements. Tenant agrees not to enter into any agreement with any person, including without limitation any governmental authority, regarding the removal of Hazardous Materials that have been disposed of or otherwise released onto or from the Premises without the written approval of the Landlord.

0.0 Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including, without limitation, diminution in value of the Premises or the Project and loss of rental income from the Project), claims, demands, actions, suits, damages, expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses), and costs (including, without limitation, reasonable attorneys’ fees, consultant fees or expert fees and including, without limitation, removal or management of any asbestos brought into the Premises or disturbed in breach of the requirements of this Article 33, regardless of whether such removal or management is required by law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials or any breach of the requirements under this Article 33 by Tenant, its agents, employees, contractors, subtenants, assignees or invitees, regardless of whether Tenant had knowledge of such noncompliance. The obligations of Tenant under this Article 33 shall survive any termination of this Lease. So long as Tenant does not drill into or excavate any soil or alter the foundation of the Building, Tenant shall not be liable to Landlord under this Lease with respect to any Hazardous Materials existing on the Premises prior to the date Tenant takes possession of the Premises or any Hazardous Materials placed on the Premises or the Project by Landlord or any other person other than Tenant, Tenant’s employees, agents, contractors, invitees, assignees, or sublessees.

0.0 Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant’s compliance with Environmental Requirements, its obligations under this Article 33, or the environmental condition of the Premises. Access shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Requirements or release or threat of release of any Hazardous Materials onto or from the Premises. Tenant shall, within five (5) days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental Requirements or claim or liability associated with the release or threat of release of any Hazardous Materials onto or from the Premises.

6.0 In addition to all other rights and remedies available to Landlord under this Lease or otherwise, Landlord may, in the event of a breach of the requirements of this Article 33 that is not cured within thirty (30) days following notice of such breach by Landlord, require Tenant to provide financial assurance (such as insurance, escrow of funds or third party guarantee) in an amount and form satisfactory to Landlord. The requirements of this Article 33 are in addition to and not in lieu of any other provision in the Lease.

7.0 Landlord hereby informs Tenant, and Tenant hereby acknowledges, that the Premises and adjacent properties overlie a former solid waste landfill site commonly known as the Westport Landfill (“Former Landfill”). Landlord further informs Tenant, and Tenant hereby acknowledges, that (i) prior testing has detected the presence of low levels of certain volatile and semi-volatile organic compounds and other contaminants in the groundwater, in the leachate from the landfilled solid waste, and/or in certain surface waters of the Property, as more fully described in the California Regional Water Quality Control Board, San Francisco Bay Region’s (“Regional Board”) Order No. R2-2003-0074 (Updated Waste Discharge Requirements and Rescission of Order No. 94-181) (“Order”), (ii) methane gas is or may be generated by the landfilled solid waste (item “i” immediately preceding and this item “ii” are hereafter collectively referred to as the “Landfill Contamination”), and (iii) the Premises and the Former Landfill are subject to the Order. The Order is attached hereto as Exhibit H. As evidenced by their initials on said Exhibit H, Tenant acknowledges that Landlord has provided Tenant with copies of the Order, and Tenant acknowledges that Tenant and Tenant’s experts (if any) have had ample opportunity to review the Order and that Tenant has satisfied itself as to the environmental conditions of the Property and the suitability of such conditions for Tenant’s intended use of the Property. Additional environmental reports are available for Tenant’s review at Landlord’s offices. To Landlord’s actual knowledge (without duty of inquiry), there is no other on-site originated Hazardous Materials contamination within the Project. In the event the Regional Board determines that the majority of the Premises cannot be occupied for a period in excess of thirty (30) days due to the any Hazardous Materials conditions related to the Landfill Contamination, then, provided Tenant has not caused and/or contributed to the incident responsible for said occupancy restriction, Tenant may terminate this Lease provided Tenant gives Landlord written notice within thirty (30) days of Tenant’s receipt of notice that the Premises cannot be occupied for the purpose referenced in this Lease of its election to so terminate the Lease in the event Tenant cannot occupy the majority of the Premises at the conclusion of the thirty (30) day period. In the event said notice is received by Landlord as required herein and the majority of the Premises cannot be occupied as referenced above, this Lease shall terminate on the date of Tenant vacates the Premises after receiving notice that the Premises cannot be occupied for the purposes referenced in this Lease.

ARTICLE 34.

COMPLIANCE WITH LAWS AND OTHER REGULATIONS

1.0 Tenant, as its sole cost and expense, shall promptly comply with all laws, statutes, ordinances, and governmental rules, regulations, or requirements now in force or which may hereafter become in force, of federal, state, county, and municipal authorities, including, but not limited to, the Americans with Disabilities Act, with the requirements of any board of fire underwriters or other similar body now or hereafter constituted, and with any occupancy certificate issued pursuant to any law by any public officer or officers, which impose, any duty upon Landlord or Tenant, insofar as any thereof relate to the specific use (as opposed to general office use) of the Premises by Tenant or are due to any “Trigger Event” (as defined below). Landlord’s approval of Tenant’s plans for any improvements shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules, and regulations of governmental agencies or authorities, including, but not limited to, the Americans with Disabilities Act.

0.0 Without limiting Landlord’s obligations under Section 2.4 or the exclusions from Operating Expenses contained in Section 5.1, Landlord shall, as part of Operating Expenses, subject to the terms and exclusions set forth in Article 5, comply with all laws, statutes, ordinances, and governmental rules, regulations, or requirements that impose any obligation with respect to the Common Area, the structural elements of the Building or to the Building systems other than systems installed by Tenant (which shall be the sole responsibility of Tenant), but only to the extent the same are applicable to Landlord and the Building, Landlord is required by the applicable governmental authority to take such action, and such action is not the result of a “Trigger Event” (as defined below). As used herein, the term “Trigger Event” means one or more of the following events or circumstances:

( ) Tenant’s particular use of the Premises (other than normal office uses);

( ) The manner of conduct of Tenant’s business or operation of its installations, equipment or other property outside those of normal office use;

( ) The performance of any alterations or the installation of any Tenant systems; or

( ) The breach of any of Tenant’s obligations under this Lease.

ARTICLE 0.

SEVERABILITY

0.0 This Lease shall be construed in accordance with the laws of the State of California. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws effective during the Term, then it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby.

ARTICLE 0.

NOTICES

0.0 Whenever in this Lease it shall be required or permitted that notice or demand be given or served by either party to this Lease to or on the other, such notice or demand shall be given or served in writing and delivered personally, or forwarded by certified or registered mail, postage prepaid, or recognized overnight courier, addressed as follows:

If to Landlord:	c/o The Prudential Insurance Company of America
8 Campus Drive, 4th Floor
Parsippany, New Jersey 07054
Attention: Mr. Darin Bright

With a copy by the same method to:

c/o The Prudential Insurance Company of America
8 Campus Drive, 4th Floor
Parsippany, New Jersey 07054
Attention: Greg Shanklin, Esquire

With a copy by the same method to:

Harvest Properties, Inc.
2200 Powell Street, Suite 210
Emeryville, California 94608
Attn: Awais Mughal

If to Tenant:	(If prior to the Commencement Date)

5000 Shoreline Court, Suite 301
South San Francisco, California 94080
Attention: Diana Schindler

(If on or after the Commencement Date)
to the Premises
Attention: Diana Schindler

0.0 Notice hereunder shall become effective upon (a) delivery in case of personal delivery and (b) receipt or refusal in case of certified or registered mail or delivery by overnight courier.

0.0 Such address may be changed from time to time by either party serving notice as provided above.

ARTICLE 0.

OBLIGATIONS OF, SUCCESSORS, PLURALITY, GENDER

0.0 Landlord and Tenant agree that all the provisions hereof are to be construed as covenants and agreements as though the words imparting such covenants were used in each paragraph hereof, and that, except as restricted by the provisions hereof, shall bind and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors, and assigns. If the rights of Tenant hereunder are owned by two or more parties, or two or more parties are designated herein as Tenant, then all such parties shall be jointly and severally liable for the obligations of Tenant hereunder. Whenever the singular or plural number, masculine or feminine or neuter gender is used herein, it shall equally include the other.

ARTICLE 38.

ENTIRE AGREEMENT

1.0 This Lease and any attached addenda or exhibits constitute the entire agreement between Landlord and Tenant. No prior or contemporaneous written or oral leases or representations shall be binding. This Lease shall not be amended, changed, or extended except by written instrument signed by Landlord and Tenant.

2.0 THE SUBMISSION OF THIS LEASE BY LANDLORD, ITS AGENT OR REPRESENTATIVE FOR EXAMINATION OR EXECUTION BY TENANT DOES NOT CONSTITUTE AN OPTION OR OFFER TO LEASE THE PREMISES UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PREMISES IN FAVOR OF TENANT, IT BEING INTENDED HEREBY THAT THIS LEASE SHALL ONLY BECOME EFFECTIVE UPON THE EXECUTION HEREOF BY LANDLORD AND DELIVERY OF A FULLY EXECUTED LEASE TO TENANT.

ARTICLE 39.

CAPTIONS

1.0 Paragraph captions are for Landlord’s and Tenant’s convenience only, and neither limit nor amplify the provisions of this Lease.

ARTICLE 40.

CHANGES

1.0 Should any mortgagee require a modification of this Lease, which modification will not bring about any increased cost or expense to Tenant or in any other way adversely change the rights and obligations of Tenant hereunder, then and in such event Tenant agrees that this Lease may be so modified.

ARTICLE 41.

AUTHORITY

1.0 All rights and remedies of Landlord under this Lease, or those which may be provided by law, may be exercised by Landlord in its own name individually, or in its name by its agent, and all legal proceedings for the enforcement of any such rights or remedies, including distress for Rent, unlawful detainer, and any other legal or equitable proceedings may be commenced and prosecuted to final judgment and be executed by Landlord in its own name individually or in its name by its agent. Landlord and Tenant each represent to the other that each has full power and authority to execute this Lease and to make and perform the agreements herein contained, and Tenant expressly stipulates that any rights or remedies available to Landlord, either by the provisions of this Lease or otherwise, may be enforced by Landlord in its own name individually or in its name by its agent or principal.

ARTICLE 42.

BROKERAGE

1.0 Tenant represents and warrants to Landlord that it has dealt only with CB Richard Ellis, Inc. (collectively “Tenant’s Broker”) and NAI BT Commercial Real Estate (the “Landlord’s Broker”), in negotiation of this Lease. Landlord shall make payment of the brokerage fee due the Landlord’s Broker pursuant to and in accordance with a separate agreement between Landlord and Landlord’s Broker. Landlord’s Broker shall pay a portion of its commission to Tenant’s Broker pursuant to a separate agreement between Landlord’s Broker and Tenant’s Broker. Except for amounts owing to Landlord’s Broker and Tenant’s Broker, each party hereby agrees to indemnify and hold the other party harmless of and from any and all damages, losses, costs, or expenses (including, without limitation, all attorneys’ fees and disbursements) by reason of any claim of or liability to any other broker or other person claiming through the indemnifying party and arising out of or in connection with the negotiation, execution, and delivery of this Lease. Additionally, except as may be otherwise expressly agreed upon by Landlord in writing, Tenant acknowledges and agrees that Landlord and/or Landlord’s agent shall have no obligation for payment of any brokerage fee or similar compensation to any person with whom Tenant has dealt or may in the future deal with respect to leasing of any additional or expansion space in the Building or renewals or extensions of this Lease, except that so long as Tenant confirms that Tenant’s Broker is representing Tenant at the time Tenant exercises the Expansion Option (as defined in Article 55) or the Right of First Refusal (as defined in Article 56), Landlord’s Broker shall pay a portion of its commission to Tenant’s Broker pursuant to a separate agreement between Landlord’s Broker and Tenant’s Broker.

ARTICLE 0.

EXHIBITS

0.0 Exhibits A through J are attached hereto and incorporated herein for all purposes and are hereby acknowledged by both parties to this Lease.

ARTICLE 0.

APPURTENANCES

0.0 The Premises include the right of ingress and egress thereto and therefrom; however, Landlord reserves the right to make changes and alterations to the Building, fixtures and equipment thereof, in the street entrances, doors, halls, corridors, lobbies, passages, elevators, escalators, stairways, toilets and other parts thereof which Landlord may deem necessary or desirable; provided that Tenant at all times has a means of access to the Premises (subject to a temporary interruption due to Force Majeure Events or necessary maintenance that cannot reasonably be performed without such interruption of access). Neither this Lease nor any use by Tenant of the Building or any passage, door, tunnel, concourse, plaza or any other area connecting the garages or other buildings with the Building, shall give Tenant any right or easement of such use and the use thereof may, without notice to Tenant, be regulated or discontinued at any time and from time to time by Landlord without liability of any kind to Tenant and without affecting the obligations of Tenant under this Lease. Landlord shall exercise all reasonable efforts to cause any work under this Article 44 that will materially interfere with Tenant’s use of or access to the Building to be performed outside of normal business hours.

ARTICLE 0.

PREJUDGMENT REMEDY, REDEMPTION, COUNTERCLAIM, AND JURY

0.0 Tenant, for itself and for all persons claiming through or under it, hereby expressly waives any and all rights which are, or in the future may be, conferred upon Tenant by any present or future law to redeem the Premises, or to any new trial in any action for ejection under any provisions of law, after reentry thereupon, or upon any part thereof, by Landlord, or after any warrant to dispossess or judgment in ejection. If Landlord shall acquire possession of the Premises by summary proceedings, or in any other lawful manner without judicial proceedings, it shall be deemed a reentry within the meaning of that word as used in this Lease. Tenant and Landlord both waive a trial by jury of any or all issues arising in any action or proceeding between the parties hereto or their successors, under or connected with this Lease, or any of its provisions.

ARTICLE 0.

RECORDING

0.0 Tenant shall not record this Lease but will, at the request of Landlord, execute a memorandum or notice thereof in recordable form satisfactory to both Landlord and Tenant specifying the date of commencement and expiration of the Term of this Lease and other information required by statute. Either Landlord or Tenant may then record said memorandum or notice of lease at the cost of the recording party.

ARTICLE 0.

MORTGAGEE PROTECTION

0.0 Tenant agrees to give any mortgagees and/or trust deed holders, by registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified, in writing of the address of such mortgagees and/or trust deed holders. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure) in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

ARTICLE 0.

SHORING

0.0 If any excavation or construction is made adjacent to, upon or within the Building, or any part thereof, Tenant shall afford to any and all persons causing or authorized to cause such excavation or construction license to enter upon the Premises for the purpose of doing such work as such persons shall deem necessary to preserve the Building or any portion thereof from injury or damage and to support the same by proper foundations, braces and supports, without any claim for damages or indemnity or abatement of rent (subject to the express provisions of this Lease), or of a constructive or actual eviction of Tenant.

ARTICLE 0.

PARKING

0.0 The use by Tenant, its employees and invitees, of the parking facilities of the Project shall be on the terms and conditions set forth in Exhibit E attached hereto and by this reference incorporated herein and shall be subject to such other agreement between Landlord and Tenant as may hereinafter be established and to such other rules and regulations as Landlord may establish. Tenant, its employees and invitees shall use no more than a parking ratio of 3.3 non-exclusive parking spaces per one thousand (1,000) square feet of rentable area in the Premises. Tenant’s use of the parking spaces shall be confined to the Project. If, in Landlord’s reasonable business judgment, it becomes necessary, Landlord shall exercise due diligence to cause the creation of cross-parking easements and such other agreements as are necessary to permit Tenant, its employees and invitees to use parking spaces on properties and buildings which are separate legal parcels from the Project. Tenant acknowledges that other tenants of the Project and the tenants of the other buildings, their employees and invitees, may be given the right to park at the Project.

ARTICLE 0.

ELECTRICAL CAPACITY

0.0 The Tenant covenants and agrees that at all times, its use of electric energy shall never exceed the capacity of the existing feeders to the Building or the risers of wiring installation. Any riser or risers to supply the Tenant’s electrical requirements upon written request of the Tenant shall be installed by the Landlord at the sole cost and expense of the Tenant, if, in the Landlord’s sole judgment, the same are necessary and will not cause or create a dangerous or hazardous condition or entail excess or unreasonable alterations, repairs or expense or interfere with or disrupt other tenants or occupants. In addition to the installation of such riser or risers, the Landlord will also, at the sole cost and expense of Tenant, install all other equipment proper and necessary in connection therewith subject to the aforesaid terms and conditions.

ARTICLE 0.

OPTIONS TO EXTEND LEASE

0.0 Extension Option. Tenant shall have the option to extend this Lease (the “Extension Option”) for one additional term of five (5) years (the “Extension Period”), upon the terms and conditions hereinafter set forth:

( ) If the Extension Option is exercised, then the Base Rent per annum for such Extension Period (the “Option Rent”) shall be an amount equal to ninety-five percent (95%) of the Fair Market Rental Value (as defined hereinafter) for the Premises as of the commencement of the Extension Option for such Extension Period; provided, however, that the Option Rent shall in no event be less than the Base Rent scheduled to be paid during the year immediately prior to the commencement of the Extension Period.

( ) The Extension Option must be exercised by Tenant, if at all, only at the time and in the manner provided in this subsection 51.1(b).

( ) If Tenant wishes to exercise the Extension Option, Tenant must, on or before the date occurring nine (9) months before the expiration of the initial Lease Term (but not before the date that is twelve (12) months before the expiration of the Initial Lease Term), exercise the Extension Option by delivering written notice (the “Exercise Notice”) to Landlord. If Tenant timely and properly exercises its Extension Option, the Lease Term shall be extended for the Extension Period upon all of the terms and conditions set forth in the Lease, as amended, except that the Base Rent for the Extension Period shall be as provided in Subparagraph 51.1 (a) and Tenant shall have no further options to extend the Lease Term.

( ) If Tenant fails to deliver a timely Exercise Notice, Tenant shall be considered to have elected not to exercise the Extension Option.

( ) It is understood and agreed that the Extension Option hereby granted is personal to Tenant and is not transferable, except that it may be assigned together with this Lease to a Permitted Tenant Affiliate or to an entity resulting from an Approved Reorganization (collectively with Permitted Tenant Affiliates, a “Permitted Transferee”).

( ) Tenant’s exercise of the Extension Option shall, if Landlord so elects in its absolute discretion, be ineffective in the event that an Event of Default by Tenant remains uncured at the time of delivery of the Exercise Notice or at the commencement of the Extension Period.

2.0 Fair Market Rental Value. The provisions of this Section shall apply in any instance in which this Lease provides that the Fair Market Rental Value is to apply.

( ) “Fair Market Rental Value” means the annual amount per square foot that a willing tenant would pay and a willing landlord would accept in arm’s length negotiations, without any additional inducements, for a lease of the applicable space on the applicable terms and conditions for the applicable period of time. Fair Market Rental Value shall be determined by Landlord considering the most recent new direct leases (and market renewals and extensions, if applicable) in the Building and in Comparable Buildings owned or managed by Landlord in the Market Area. If there are no such direct leases that are recent, consideration shall be given to the most recent new direct leases (and market renewals and extensions, if applicable) in other Comparable Buildings in the Market Area.

( ) In determining the rental rate of comparable space, (i) the parties shall take into consideration all free rent and all out-of-pocket concessions generally being granted at such time in comparable space for the Extension Period (including without limitation any tenant improvement allowance provided for such comparable space), with the amount of such tenant improvement allowance to be provided for the Premises during the Extension Period to be determined after taking into account the age, quality and layout of the Tenant Improvements in the Premises as of the commencement of the Extension Period with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant; and (ii) if Landlord is required to pay a real estate brokerage commission in connection with Tenant’s lease of the space subject to such determination, comparable transactions shall include only those transactions for which Landlord or such other landlords are required to pay similar real estate brokerage commissions, and if Landlord is not required to pay a real estate brokerage commission in connection with Tenant’s lease of the space subject to such determination, comparable transactions shall include only those transactions for which Landlord or such other landlords are not required to pay similar real estate brokerage commissions (or appropriate adjustments to the comparable transactions shall be made in order to obtain an “apples to apples” comparison of transactions with respect to brokerage commissions).

( ) If in determining the Fair Market Rental Value the parties determine that the economic terms of leases of comparable space include a tenant improvement allowance, Landlord may, at Landlord’s sole option, elect to do the following:

( ) Grant some or all of the value of the tenant improvement allowance as an allowance for the refurbishment of the Premises; and

( ) Reduce the Base Rent component of the Fair Market Rental Value to be an effective rental rate that takes into consideration the total dollar value of that portion of the tenant improvement allowance that Landlord has elected not to grant to Tenant (in which case that portion of the tenant improvement allowance evidenced in the effective rental rate shall not be granted to Tenant).

3.0 Determination of Fair Market Rental Value. The determination of Fair Market Rental Value shall be as provided in this Section 51.3.

( ) Negotiated Agreement. Landlord and Tenant shall diligently attempt in good faith to agree on the Fair Market Rental Value on or before the tenth (10th) day after Tenant’s exercise of the Extension Option (the “Outside Agreement Date”).

( ) Parties’ Separate Determinations. If Landlord and Tenant fail to reach agreement on or before the Outside Agreement Date, Landlord and Tenant shall each make a separate determination of the Fair Market Rental Value and notify the other party of this determination within five (5) days after the Outside Agreement Date.

( ) Two Determinations. If each party makes a timely determination of the Fair Market Rental Value, those determinations shall be submitted to arbitration in accordance with subsection (c).

( ) One Determination. If Landlord or Tenant fails to make a determination of the Fair Market Rental Value within the five-day period, that failure shall be conclusively considered to be that party’s approval of the Fair Market Rental Value submitted within the five-day period by the other party.

( ) Arbitration. If both parties make timely individual determinations of the Fair Market Rental Value under subsection (b), the Fair Market Rental Value shall be determined by arbitration under this subsection (c).

( ) Scope of Arbitration. The determination of the arbitrators shall be limited to the sole issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Value is the closest to the actual Fair Market Rental Value as determined by the arbitrators, taking into account the requirements of Section 51.2.

( ) Qualifications of Arbitrator(s). The arbitrators must be licensed real estate brokers who have been active in the leasing of commercial multi-story properties in the Market Area over the five-year period ending on the date of their appointment as arbitrator(s).

( ) Parties’ Appointment of Arbitrators. Within fifteen (15) days after the Outside Agreement Date, Landlord and Tenant shall each appoint one arbitrator and notify the other party of the arbitrator’s name and business address.

( ) Appointment of Third Arbitrator. If each party timely appoints an arbitrator, the two (2) arbitrators shall, within ten (10) days after the appointment of the second arbitrator, agree on and appoint a third arbitrator (who shall be qualified under the same criteria set forth above for qualification of the initial two (2) arbitrators) and provide notice to Landlord and Tenant of the arbitrator’s name and business address.

( ) Arbitrators’ Decision. Within thirty (30) days after the appointment of the third arbitrator, the three (3) arbitrators shall decide whether the parties will use Landlord’s or Tenant’s submitted Fair Market Rental Value and shall notify Landlord and Tenant of their decision. The decision of the majority the three (3) arbitrators shall be binding on Landlord and Tenant.

( ) If Only One Arbitrator is Appointed. If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the Outside Agreement Date, the arbitrator timely appointed by one of them shall reach a decision and notify Landlord and Tenant of that decision within thirty (30) days after the arbitrator’s appointment. The arbitrator’s decision shall be binding on Landlord and Tenant.

( ) If Only Two Arbitrators Are Appointed. If each party appoints an arbitrator in a timely manner, but the two (2) arbitrators fail to agree on and appoint a third arbitrator within the required period, the arbitrators shall be dismissed without delay and the issue of Fair Market Rental Value shall be submitted to binding arbitration under the real estate arbitration rules of JAMS, subject to the provisions of this section.

( ) If No Arbitrator Is Appointed. If Landlord and Tenant each fail to appoint an arbitrator in a timely manner, the matter to be decided shall be submitted without delay to binding arbitration under the real estate arbitration rules of JAMS subject the provisions of this Section 51.3(c).

4.0 Cost of Arbitration. The cost of the arbitration shall be paid by the losing party.

ARTICLE 52.

TELECOMMUNICATIONS LINES AND EQUIPMENT

1.0 Location of Tenant’s Equipment and Landlord Consent:

1.0.0 Tenant may install, maintain, replace, remove and use communications or computer wires, cables and related devices (collectively, the “Lines”) at the Building in or serving the Premises only with Landlord’s prior written consent, which consent may not be unreasonably withheld. Tenant shall locate all electronic telecommunications equipment within the Premises and shall coordinate the location of all Lines with Landlord. Any request for consent shall contain such information as Landlord may request.

2.0.0 Landlord’s approval of, or requirements concerning, the Lines or any equipment related thereto, the plans, specifications or designs related thereto, the contractor or subcontractor, or the work performed hereunder, shall not be deemed a warranty as to the adequacy or appropriateness thereof, and Landlord hereby disclaims any responsibility or liability for the same. Landlord shall not unreasonably withhold its approval of any contractor proposed by Tenant to perform work on the Lines.

3.0.0 If Landlord consents to Tenant’s proposal, Tenant shall pay all of Tenant’s and Landlord’s third party costs in connection therewith (including without limitation all costs related to new Lines) and shall use, maintain and operate the Lines and related equipment in accordance with and subject to all laws governing the Lines and equipment and at Tenant’s sole risk and expense. Tenant shall comply with all of the requirements of this Lease concerning alterations in connection with installing the Lines. As soon as the work is completed, Tenant shall submit as-built drawings to Landlord.

4.0.0 Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or present a dangerous or potentially dangerous condition (whether such Lines were installed by Tenant or any other party), within three days after written notice.

2.0 Reallocation of Line Space. Landlord may (but shall not have the obligation to) (a) install and relocate Lines at the Building; and (b) monitor and control the installation, maintenance, replacement and removal of, the allocation and periodic re-allocation of available space (if any) for, and the allocation of excess capacity (if any) on, any Lines now or hereafter installed at the Building by Landlord, Tenant or any other party.

3.0 Line Problems: Except to the extent arising from the gross negligence or willful misconduct of Landlord or Landlord’s contractors, agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”): (a) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, or replacement, use or removal of Lines by or for other tenants or occupants in the Building, by any failure of the environmental conditions or the power supply for the Building to conform to any requirement of the Lines or any associated equipment, or any other problems associated with any Lines by any other cause; (b) any failure of any Lines to satisfy Tenant’s requirements; or (c) any eavesdropping or wiretapping by unauthorized parties. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

4.0 Electromagnetic Fields: If Tenant at any time uses any equipment that may create an electromagnetic field and/or radio frequency exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, Landlord reserves the right to require Tenant to appropriately insulate that equipment and the Lines therefor (including without limitation riser cables), and take such other remedial action at Tenant’s sole cost and expense as Lender may require in its sole discretion to prevent such excessive electromagnetic fields, radio frequency or radiation.

5.0 Removal of Electrical and Telecommunications Wires.

1.0.0 Within 30 days after the expiration or sooner termination of the Lease, Landlord may elect by written notice to Tenant to:

( ) Retain any or all Lines installed by Tenant in the risers of the Building;

( ) Remove any or all such Lines and restore the Premises and risers to their condition existing prior to the installation of the Lines (“Wire Restoration Work”). Landlord shall perform such Wire Restoration Work at Tenant’s sole cost and expense; or

( ) Require Tenant to perform the Wire Restoration Work at Tenant’s sole cost and expense.

2.0.0 In the event Landlord elects to retain the Lines, Tenant covenants that Tenant shall have good right to surrender such Lines, free of all liens and encumbrances, and that all Lines shall be left in their then existing condition, reasonable wear and tear excepted, properly labeled at each end and in each telecommunications/electrical closet and junction box, and in safe condition.

3.0.0 In the event Tenant fails or refuses to pay all costs of the Wiring Restoration Work within ten (10) days of Tenant’s receipt of Landlord’s notice requesting Tenant’s reimbursement for or payment of such costs, Landlord may apply all or any portion of Tenant’s Security Deposit toward the payment of such unpaid costs relative to the Wiring Restoration Work. The retention or application of such Security Deposit by Landlord pursuant to this clause does not constitute a limitation on or waiver of Landlord’s right to seek further remedy under law or equity. The provisions of this clause shall survive the expiration or sooner termination of the Lease.

ARTICLE 53.

TENANT’S 2200 BRIDGE EXPANSION OPTION

1.0 2200 Bridge Expansion Option. Landlord grants to Tenant the option (the “2200 Bridge Expansion Option”) to lease additional space in the building commonly known as 2200 Bridge Parkway (the “2200 Building”) during the initial term of this Lease in accordance with and subject to the provisions of this Section 53.1. The 2200 Bridge Expansion Option shall apply to the applicable “2200 Bridge Expansion Space” as that term is defined below. The “2200 Bridge Expansion Space” shall at Tenant’s option consist of any one or more of (i) Suite 101 in the 2200 Bridge Building consisting of approximately 10,847 square feet of rentable area, (ii) Suite 102 in the 2200 Bridge Building consisting of approximately 11,847 square feet of rentable area, (iii) Suite 201 in the 2200 Bridge Building consisting of approximately 11,000 square feet of rentable area, or (iv) Suite 202 in the 2200 Bridge Building consisting of approximately 14,000 square feet of rentable area. Each of the foregoing alternative 2200 Bridge Expansion Spaces is shown on Exhibit I attached hereto.

2.0 If Tenant wishes to exercise Tenant’s rights set forth in this Article 53 with respect to the 2200 Bridge Expansion Space, then Tenant shall deliver irrevocable notice to Landlord (the “2200 Bridge Expansion Exercise Notice”) of Tenant’s exercise of its right with respect to the 2200 Bridge Expansion Space. The 2200 Bridge Expansion Exercise Notice shall irrevocably specify the 2200 Bridge Expansion Space as to which Tenant is exercising its rights under this Article 53. The specific 2200 Bridge Expansion Space specified in the 2200 Bridge Expansion Exercise Notice is referred to herein as the “Specific 2200 Bridge Expansion Space.”

3.0 If Tenant timely and validly gives the 2200 Bridge Expansion Exercise Notice, then Tenant shall lease the Specific 2200 Bridge Expansion Space from Landlord pursuant to the terms of the Expansion Space Lease (as defined below) (or, if Tenant has previously leased other 2200 Bridge Expansion Space, an amendment to that lease with the same terms that would have otherwise applied to the Expansion Space Lease). As used herein, the term “Expansion Space Lease” means a lease in the same form as this Lease, subject to the following modifications (or, if Tenant has previously leased other 2200 Bridge Expansion Space, the amendment to that lease shall contain the following terms):

1.0.0 Tenant shall have no further rights to expand the Premises.

2.0.0 The term “Premises” shall mean (or, in the case of an amendment, the Premises shall be expanded to include) the “Specific 2200 Bridge Expansion Space.”

3.0.0 The term “Building” shall mean “2200 Bridge Building.”

4.0.0 The following provisions shall not be included in the Expansion Space Lease: Articles 53, 54, 55 and 56.

5.0.0 The Base Rent for the Specific 2200 Bridge Expansion Space shall be the Fair Market Rental Value determined in accordance with procedures set forth in Section 51.3. The rentable area of the Specific 2200 Bridge Expansion Space shall be determined using the same procedure as set forth in Section 1.2 of this Lease.

6.0.0 The commencement date for the leasing of the Specific 2200. Bridge Expansion Space shall be the date that is the earlier of (a) the date upon which Tenant commences its business operations in the Specific 2200 Bridge Expansion Space, or (b) the substantial completion of tenant improvements in the Specific 2200 Bridge Expansion Space or the date substantial completion of tenant improvements in the Specific 2200 Bridge Expansion Space would have occurred but for Tenant Delays.

7.0.0 The term of the Specific 2200 Bridge Expansion Space Lease shall be coterminous with the Term of this Lease, including any extensions thereof.

8.0.0 If the 2200 Bridge Expansion Exercise Notice is given within twelve (12) months after the Commencement Date, then Landlord’s obligation with respect to the compliance with applicable law of the then existing improvements in the Specific 2200 Bridge Expansion Space shall be as set forth in Section 2.4 of the Lease (except that the phrase “as of the date of execution of this Lease” shall instead mean the date upon which Tenant gives the 2200 Bridge Expansion Exercise Notice). Otherwise, the Tenant shall accept the Specific 2200 Bridge Expansion Space in its “as-is” condition without any obligation on the part of Landlord to improve or alter that space or to provide any allowance for construction of tenant improvements by Tenant in the Specific 2200 Bridge Expansion Space, except that Landlord shall provide Tenant a tenant improvement allowance in the amount established as part of the determination of Fair Market Rental Value. Design and construction of Tenant Improvements in the Specific 2200 Bridge Expansion Space by Landlord and the disbursement of any tenant improvement allowance shall be governed by a Work Letter Agreement containing the same terms as that attached as Exhibit C hereto. Tenant’s failure to deliver the initial space plan for the improvement of the Specific 2200 Bridge Expansion Space within ten (10) business days after delivery of the 2200 Bridge Expansion Exercise Notice shall constitute a “Tenant Delay” under Exhibit C.

9.0.0 The Lease and the 2200 Bridge Expansion Space Lease shall be cross-defaulted.

10.0.0 The Security Deposit for the Specific 2200 Bridge Expansion Space shall equal three months Rent for that space.

11.0.0 Any exercise of an option to extend either the 2200 Bridge Expansion Space Lease or this Lease shall constitute an exercise of an option to extend the other lease.

4.0 It is understood and agreed that the 2200 Bridge Expansion Option contained in this Article 53 is personal to the originally named Tenant in this Lease and is not transferable, except that Landlord may assign this option right together with the Lease to any Permitted Transferee. In the event of any other assignment or any subletting of the Premises or any part thereof, the 2200 Bridge Expansion Option shall automatically terminate and shall thereafter be null and void.

5.0 Tenant’s exercise of the 2200 Bridge Expansion Option as to any Specific 2200 Bridge Expansion Space shall, if Landlord so elects in its absolute discretion, be ineffective in the event that an Event of Default by Tenant remains uncured at the time of delivery of the 2200 Bridge Expansion Exercise Notice as to such Specific 2200 Bridge Expansion Space or at the commencement of the term of the 2200 Bridge Expansion Space Lease as to such Specific 2200 Bridge Expansion Space.

6.0 The 2200 Bridge Expansion Option shall be null and void and of no further force or effect as to any 2200 Bridge Offer Space (as defined below) in the event Tenant fails to exercise the 2200 Bridge Right of First Refusal (as defined below) with respect to that 2200 Bridge Offer Space or if that 2200 Bridge Offer Space is leased by Tenant pursuant to the 2200 Bridge Right of First Refusal.

ARTICLE 54.

TENANT’S RIGHT OF FIRST REFUSAL WITH RESPECT TO 2200 BRIDGE

1.0 During the initial term of this Lease, Tenant shall have the right (the “2200 Bridge Right of First Refusal”) contained in this Article 54. In the event Tenant exercises the 2200 Bridge Expansion Option for any suite of the 2200 Bridge Expansion Space, Tenant shall have no rights under this Article 54 with respect to that particular suite of the 2200 Bridge Expansion Space. Prior to entering into a binding agreement for the lease of any 2200 Bridge Expansion Space (the “2200 Bridge Offer Space”) to a third party tenant, Landlord shall deliver to Tenant a copy of the term sheet or letter of intent which has been signed by Landlord or Landlord’s representative (“Signed Proposal”) setting forth the basic terms for the proposed lease transaction. The 2200 Bridge Offer Space shall be the portion of any 2200 Bridge Expansion Space to be leased pursuant to the Signed Proposal. If Tenant wishes to enter into a lease on the terms and conditions set forth in the Signed Proposal, Tenant shall deliver to Landlord, within five (5) business days after Landlord’s delivery of the Signed Proposal, written notice (the “2200 Bridge First Refusal Exercise Notice”) to Landlord confirming that it agrees to lease the 2200 Bridge Offer Space on the terms specified in Section 54.2. If Tenant fails to respond within the five (5) business day period, Landlord may proceed to finalize its lease transaction with the third party tenant, and Tenant shall have no further right to lease the any 2200 Bridge Expansion Space.

2.0 It is understood and agreed that if Tenant wishes to lease any 2200 Bridge Offer Space identified in a Signed Proposal submitted by Landlord, it must lease the 2200 Bridge Offer Space pursuant to the terms of the 2200 Bridge Offer Space Lease (as defined below) (or, if Tenant has previously leased other 2200 Bridge Offer Space, an amendment to that lease with the same terms that would have otherwise applied to the 2200 Bridge Offer Space Lease). As used herein, the term “2200 Bridge Offer Space Lease” means a lease in the same form as this Lease, subject to the following modifications (or, if Tenant has previously leased other 2200 Bridge Offer Space, the amendment to that lease shall contain the following terms):

1.0.0 Tenant shall have no further rights to expand the Premises or extend the Term.

2.0.0 The term “Premises” shall mean (or, in the case of an amendment, the Premises shall be expanded to include) the “2200 Bridge Offer Space.”

3.0.0 The term “Building” shall mean the “2200 Bridge Building.”

4.0.0 The following provisions shall not be included in the 2200 Bridge Offer Space Lease: Articles 53, 54, 55 and 56, except and to the extent (if any) comparable terms are included in the Signed Proposal.

5.0.0 All of the other terms and conditions in the Signed Proposal shall apply, including without limitation, parking rights, rights to make improvements, rental terms, security deposit, delivery of possession and commencement date, except that in no event shall the Base Rent be less than the Fair Market Rental Value taking into account the other terms of the Signed Proposal.

6.0.0 The Lease and the 2200 Bridge Offer Space Lease shall be cross-defaulted.

7.0.0 Any exercise of an option to extend either the 2200 Bridge Offer Space Lease or this Lease shall constitute an exercise of an option to extend the other lease.

3.0 Landlord may elect, in its sole discretion, to treat Tenant’s failure to execute and deliver the 2200 Bridge Offer Space Lease within five (5) business days after Landlord’s delivery thereof to Tenant as a waiver of Tenant’s 2200 Bridge Right of First Refusal with respect to the portion of the 2200 Bridge Offer Space described in that 2200 Bridge Offer Space Lease.

4.0 It is understood and agreed that the first refusal right contained in this Article 54 is personal to the originally-named Tenant in this Lease and is not transferable, except that Tenant may assign this first refusal right together with the Lease to any Permitted Transferee. In the event of any other assignment or any subletting of the Premises or any part thereof, the 2200 Bridge Right of First Refusal shall automatically terminate and shall thereafter be null and void.

5.0 Tenant’s exercise of the 2200 Bridge Right of First Refusal shall, if Landlord so elects in its absolute discretion, be ineffective in the event that an Event of Default by Tenant remains uncured at the time of delivery of the 2200 Bridge First Refusal Exercise Notice or at the commencement of the term of the 2200 Bridge Offer Space Lease.

ARTICLE 55.

TENANT’S EXPANSION OPTION

1.0 Expansion Option. Landlord grants to Tenant the one-time option (the “Expansion Option”) to lease additional space during the Term of this Lease in accordance with and-subject to the provisions of this Section 55.1. The Expansion Option shall apply to the portion of the first floor of the Building containing approximately 12,528 square feet of rentable area not initially included in the Premises under this Lease and more particularly shown on Exhibit J (the “Expansion Space”). Landlord agrees that it will not lease the Expansion Space to another tenant during the first twelve (12) months after the Commencement Date.

2.0 If Tenant wishes to exercise Tenant’s rights set forth in this Article 55 with respect to the Expansion Space, then Tenant shall deliver irrevocable notice to Landlord (the “Expansion Exercise Notice”) of Tenant’s exercise of its right with respect to the Expansion Space.

3.0 If Tenant timely and validly gives the Expansion Exercise Notice, then Tenant shall lease the Expansion Space from Landlord for the remaining Term of the Lease, including any extension thereof, on the Applicable Terms (as defined below). As used herein, “Applicable Terms” means (i) with respect to an Expansion Exercise Notice given prior to the expiration of the twenty-fourth (24th) month of the Term, the same terms and conditions as are applicable to the Premises, except that the Tenant Improvement Allowance, abated rent and any other concessions will be prorated to reflect the remaining balance of the Term, (ii) with respect to any Expansion Space Exercise Notice given on or after the first day of the twenty-fifth (25th) month of the Term, the Fair Market Rental Value determined in accordance with Section 51.3 of the Lease, and (iii) Tenant shall be required to provide a security deposit in an amount equal to three (3) months of Rent.

4.0 The commencement date for the leasing of the Expansion Space shall be the date that is the earlier of (a) the date upon which Tenant commences its business operations in the Expansion Space, or (b) the substantial completion of tenant improvements in the Expansion Space or the date substantial completion of tenant improvements in the Specific 2200 Bridge Expansion Space would have occurred but for Tenant Delays.

5.0 If the Expansion Exercise Notice is given within twelve (12) months after the Commencement Date, then Landlord’s obligation with respect to the compliance with applicable law of the then existing improvements in the Expansion Space shall be as set forth in Section 2.4 of the Lease (except that the phrase “as of the date of execution of this Lease” shall instead mean the date upon which Tenant gives the Expansion Exercise Notice). Otherwise, the Tenant shall accept the Expansion Space in its “as-is” condition without any obligation on the part of Landlord to improve or alter that space or to provide any allowance for construction of tenant improvements by Tenant in the Expansion Space, except that Landlord shall provide Tenant a Tenant Improvement Allowance to the extent a Tenant Improvement Allowance is granted as part of the Applicable Terms: Design and construction of Tenant Improvements in the Expansion Space by Landlord and the disbursement of the Expansion Space Tenant Improvement Allowance shall be governed by a Work Letter Agreement containing the same terms as that attached as Exhibit C hereto. Tenant’s failure to deliver the initial space plan for the improvement of the Expansion Space within ten (10) business days after delivery of the Expansion Exercise Notice shall constitute a “Tenant Delay” under Exhibit C

6.0 It is understood and agreed that the Expansion Option contained in this Article 55 is personal to the originally named Tenant in this Lease and is not transferable, except that Tenant may assign this Expansion Option together with the Lease to any Permitted Tenant

Affiliate. In the event of any other assignment or any subletting of the Premises or any part thereof, the Expansion Option shall automatically terminate and shall thereafter be null and void.

7.0 Tenant’s exercise of the Expansion Option shall, if Landlord so elects in its absolute discretion, be ineffective in the event that an Event of Default by Tenant remains uncured at the time of delivery of the Expansion Exercise Notice or at the commencement of the term of the Expansion Space Lease.

8.0 The Expansion Option shall be null and void and of no further force or effect in the event Tenant fails to exercise the Right of First Refusal (as defined below) or if the Expansion Space is leased by Tenant pursuant to the Right of First Refusal.

ARTICLE 56.

TENANT’S RIGHT OF FIRST REFUSAL

1.0 Tenant shall have the right (the “Right of First Refusal”) contained in this Article 56. In the event Tenant exercises the Expansion Option for the Expansion Space, Tenant shall have no rights under this Article 56. Prior to entering into a binding agreement for the lease of the Offer Space (the “Offer Space”) to a third party tenant, Landlord shall deliver to Tenant written notice (the “Refusal Notice”) certifying that Landlord has received an acceptable offer from a third party to lease the Expansion Space. If Tenant wishes to enter into a lease for the Offer Space, Tenant shall deliver to Landlord, within five (5) business days after Landlord’s delivery of the Refusal Notice, written notice (the “First Refusal Exercise Notice”) to Landlord confirming that it agrees to lease the Offer Space on the First Offer Applicable Terms (as defined below) for the remaining Term of the Lease. If Tenant fails to respond within the five (5) business day period, Landlord may proceed to finalize its lease transaction with the third party tenant, and Tenant shall have no further right to lease the Expansion Space. As used herein, “First Offer Applicable Terms” means (i) with respect to a First Offer Exercise Notice given prior to the expiration of the twenty-fourth (24th) month of the Term, the same terms and conditions as are applicable to the Premises, except that the Tenant Improvement Allowance, abated rent and any other concessions will be prorated to reflect the remaining balance of the Term, (ii) with respect to any First Offer Exercise Notice given on or after the first day of the twenty-fifth (25th) month of the Term, the Fair Market Rental Value determined in accordance with Section 51.3 of the Lease, and (iii) Tenant shall be required to provide a security deposit in an amount equal to three (3) months of Rent.

2.0 The commencement date for the leasing of the Offer Space shall be the date that is the earlier of (a) the date upon which Tenant commences its business operations in the Offer Space, or (b) the substantial completion of tenant improvements in the Offer Space or the date substantial completion of tenant improvements in the Specific 2200 Bridge Expansion Space would have occurred but for Tenant Delays.

3.0 If the First Refusal Exercise Notice is given within twelve (12) months after the Commencement Date, then Landlord’s obligation with respect to the compliance with applicable law of the then existing improvements in the Offer Space shall be as set forth in Section 2.4 of the Lease (except that the phrase “as of the date of execution of this Lease” shall instead mean the date upon which Tenant gives the First Refusal Exercise Notice). Otherwise, the Tenant shall accept the Offer Space in its “as-is” condition without any obligation on the part of Landlord to improve or alter that space or to provide any allowance for construction of tenant improvements by Tenant in the Offer Space, except that Landlord shall provide Tenant a Tenant Improvement Allowance to the extent a Tenant Improvement Allowance is granted as part of the Applicable Terms. Design and construction of Tenant Improvements in the Offer Space by Landlord and the disbursement of the Offer Space Tenant Improvement Allowance shall be governed by a Work Letter Agreement containing the same terms as that attached as Exhibit C hereto. Tenant’s failure to deliver the initial space plan for the improvements of the Offer Space within ten (10) business days after delivery of the First Refusal Exercise Notice shall constitute a “Tenant Delay” under Exhibit C.

0.0 It is understood and agreed that the first refusal right contained in this Article 56 is personal to the originally-named Tenant in this Lease and is not transferable, except this right of first refusal may be assigned together with the Lease to any Permitted Tenant Affiliate. In the event of any other assignment or any subletting of the Premises or any part thereof, the Right of First Refusal shall automatically terminate and shall thereafter be null and void.

0.0 Tenant’s exercise of the Right of First Refusal shall, if Landlord so elects in its absolute discretion, be ineffective in the event that an Event of Default by Tenant remains uncured at the time of delivery of the First Refusal Exercise Notice.

ARTICLE 0.

CERTAIN LANDLORD IMPROVEMENTS

0.0 Landlord, at Landlord’s sole cost and expense, shall construct the following improvements at 1300 Bridge Parkway, Redwood City:

( ) An expanded cafeteria by December 31, 2007; and

( ) On-site management office, exercise facility, day locker rooms with showers, sixty-five (65) person training room with adjoining kitchenette, and twenty (20) person board of directors room by December 31, 2006.

0.0 The cost of maintaining the improvements described in Section 57.1 shall not be an Operating Expense, except that Landlord shall have the right to impute a fair market rental value to the space occupied by those improvements and include that imputed fair market rental value in Operating Expenses allocated to the entire Project.

ARTICLE 0.

ERISA

0.0 To satisfy compliance with the Employee Retirement Income Security Act of 1974, as amended, Tenant represents and warrants to Landlord and The Prudential Insurance Company of America, a New Jersey corporation (“Prudential”), that:

( ) Tenant is not an “employee benefit plan” (as that term is defined in Section 3(3) of ERISA); and

( ) Tenant is not acquiring the Property as a plan asset subject to ERISA but for Tenant’s own investment account; and

( ) Tenant is not an “affiliate” of Prudential as defined in Section IV(b) or PTE 90-1;

( ) Tenant is not a “party in interest” (as that term is defined in Section 3(14) of ERISA) to the Virginia Retirement System; and

( ) Tenant agrees to keep the identity of the Virginia Retirement System confidential, except to the extent that Tenant may be required to disclose such information as a result of (i) legal process, or (ii) compliance with ERISA or other Laws governing Tenant’s operations.

IN WITNESS WHEREOF, Landlord and Tenant, acting herein through duly authorized individuals, have caused these presents to be executed as of the date first above written.

TENANT:

MODEL N, INC., a Delaware corporation

By:	/s/ Zack Rinat

Zack Rinat, CEO
[Printed Name and Title]

WESTPORT OFFICE PARK, LLC, a California limited liability company

By:	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, its member

	By:	/s/ Darin Bright

Darin Bright
[Printed Name and Title]
Vice President

EXHIBIT A

THE PROJECT

Exhibit A

EXHIBIT B

PREMISES

(See Attached)

Exhibit B

EXHIBIT C

WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portion of the Lease to which this Tenant Work Letter is attached and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of this Tenant Work Letter.

SECTION 1

LANDLORD’S INITIAL CONSTRUCTION IN THE PREMISES

1.1 Base Building as Constructed by Landlord. Landlord’s predecessor-in-interest previously constructed certain base building improvements (the “Base Building”) in the Building. The Base Building excludes Tenant Improvements previously constructed in the Premises or Building. Tenant agrees that Landlord has no obligation and has made no promise to alter, remodel, improve, or repair the Premises, or any part thereof, or to repair, bring into compliance with applicable laws, other than Landlord’s obligations under Section 2.4 of the Lease and except to construct the Tenant Improvements (as defined below) pursuant to this Tenant Work Letter or to render the Premises in good working order, condition and repair. Tenant agrees that neither Landlord nor any of Landlord’s employees or agents has made any representation or warranty as to the present or future suitability or fitness of the Premises or the Building for the conduct of Tenant’s particular business. Any improvements or personal property located in the Premises are delivered without any representation or warranty from Landlord, either express or implied, of any kind, including without limitation, title, merchantability or suitability for a particular purpose. Tenant acknowledges that the Premises have been previously built-out and improved for occupancy by a prior tenant and that the HVAC, life safety, plumbing, electrical and other Building systems serving and located in the Premises have been configured for the use of the prior tenant and, no re-engineering of any Building system is contemplated as a condition to the delivery of the Premises to Tenant.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of $569,130.00 for the costs of Tenant Improvement Allowance Items (as defined below) relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. Any unused portion of the Tenant Improvement Allowance upon

Exhibit C

completion of the Tenant Improvements shall not be disbursed to Tenant or available to Tenant as a credit against any obligations of Tenant under the Lease, subject to Landlord’s obligation to reimburse amounts in excess of the Over Allowance Amount as provided in Section 4.3.1 of this Exhibit C.

2.2 Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process) for costs related to the construction of the Tenant Improvements and for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

2.2.1 Payment of fees and cost of preparing the preliminary plans and specifications, and the Construction Drawings pursuant to Section 3.1 of this Tenant Work Letter;

2.2.2 The payment of plan review fees, permit and license fees relating to construction of the Tenant Improvements;

2.2.3 The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, freight elevator usage, utility usage, parking charges and trash removal costs, and contractors’ fees and general conditions;

2.2.4 The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.5 The cost of any changes to the Construction Drawings or Tenant Improvements required by applicable building code (“Code”);

2.2.6 One-half of the cost of the demising partitions between the Premises and other tenants’ premises;

2.2.7 Sales and use taxes and Title 24 fees;

2.2.8 The Landlord Supervision Fee (as defined below); and

2.2.9 All other costs to be expended by Landlord in connection with the construction of the Tenant Improvements.

2.3 Standard Tenant Improvement Package. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the Premises (collectively, the “Standard Improvement Package”), which Specifications shall be supplied to Tenant by Landlord. The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that Landlord may, at Landlord’s option, require the Tenant Improvements to comply with certain Specifications. Landlord may make changes to the Specifications for the Standard Improvement Package from time to time.

Exhibit C

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Space Plans. Within three (3) days after any request by Landlord, Tenant shall furnish the information requested by Landlord for the preparation by Landlord’s architect, engineer or space planner of preliminary drawings and specifications (the “Space Plans”). Within three (3) working days after Space Plans which have been prepared by Landlord’s architect, engineer or space planner are submitted to Tenant, Tenant shall reasonably approve or disapprove the Space Plans. The Space Plans shall be deemed approved if Tenant fails to disapprove them within the three (3) working day period. If Tenant shall desire any changes, Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner. Tenant acknowledges and agrees that in order for Landlord to meet its schedule for substantial completion of the Tenant Improvements, Tenant shall approve the Space Plans no later than the date (the “Tenant Space Plans Approval Deadline”) that is three (3) calendar days after delivery of such Space Plans to Tenant. If Tenant does not approve the Space Plans by the Tenant Space Plans Approval Deadline, such failure shall constitute a Tenant Delay (as defined herein).

3.2 Construction Drawings. Within five (5) days after any request by Landlord, Tenant shall furnish the additional information requested by Landlord for the preparation by Landlord’s architect, engineer or space planner of construction drawings and specifications (the “Construction Drawings”). Construction Drawings will be prepared within twenty (20) days after final approval of Tenant’s Space Plans. Within five (5) working days after Construction Drawings which have been prepared by Landlord’s architect, engineer or space planner are submitted to Tenant, Tenant shall reasonably approve or disapprove the Construction Drawings. The Construction Drawings shall be deemed approved if Tenant fails to disapprove them within the five (5) day period. If Tenant shall desire any changes, Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable manner without the material impact on substantial completion of the Tenant Improvements. Tenant acknowledges and agrees that in order for Landlord to meet its schedule for substantial completion of the Tenant Improvements, Tenant shall approve the Tenant Improvement Construction Drawings no later than the date (the “Tenant Construction Drawings Approval Deadline”) that is five (5) days after delivery of such Construction Drawings to Tenant. If Tenant does not approve the Construction Drawings by the Tenant Construction Drawings Approval Deadline, such failure shall constitute a Tenant Delay (as defined herein).

3.3 Tenant is Responsible for Design. Landlord’s review of the Space Plans and the Construction Drawings as set forth in this Section 3 shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, code compliance or other like matters. Accordingly, notwithstanding that any Space Plans and Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Space Plans or the Construction Drawings. Nothing

Exhibit C

in this Section 3.3 shall limit the liability of Landlord’s space planner, architect, engineers or consultants.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Contractor. Landlord shall select the contractor (the “Contractor”) to construct the Tenant Improvements. Landlord hereby approves of the following subcontractors to handle telecommunications and cabling work related to Tenant’s phone and computer network: [RK Electric ////Tenant needs to provide information on this contractor////]

4.2 Cost Proposal. After the Construction Drawings are signed by Landlord and Tenant, Contractor shall solicit bids from at least three (3) subcontractors in each major trade for the construction of the Tenant Improvements and shall provide Tenant with a cost proposal (the “Cost Proposal”) in accordance with the Construction Drawings, which cost proposal shall include, as nearly as possible, the cost of all Tenant Improvement Allowance Items to be incurred by Tenant in connection with the design and construction of the Tenant Improvements. The date by which Tenant receives the Cost Proposal shall be known hereafter as the “Cost Proposal Delivery Date”.

4.3 Construction of Tenant Improvements by Contractor under the Supervision of Landlord.

4.3.1 Over-Allowance Amount. On the date that is five (5) business days after the Cost Proposal Delivery Date, Tenant shall deliver to Landlord cash in an amount (the “Over-Allowance Amount”) equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Tenant Improvement Allowance. The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then-remaining portion of the Tenant Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord immediately upon Landlord’s request as an addition to the Over-Allowance Amount. In the event that Tenant has paid any Over Allowance Amount and the final cost of the Tenant Improvements exceeds the sum of the Tenant Improvement Allowance and the Over Allowance Amount paid by Tenant, then that excess, not to exceed the Over Allowance Amount, shall be refunded to Tenant within five (5) business days after final determination by Landlord of the cost of constructing the Tenant Improvements.

4.3.2 Landlord’s Retention of Contractor. Landlord shall independently retain Contractor, on behalf of Tenant, to construct the Tenant Improvements in accordance with the Construction Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to the product of (i) five percent (5%), and (ii) an amount equal to the Tenant Improvement Allowance plus the Over

Exhibit C

Allowance Amount (as such Over Allowance Amount may increase pursuant to the terms of this Tenant Work Letter). The Landlord Supervision Fee shall be paid out of the Tenant Improvement Allowance to the extent funds are available in the Tenant Improvement Allowance. If there are not sufficient funds in the Tenant Improvement Allowance to pay the Landlord Supervision Fee, Tenant shall pay the amount not covered by the Tenant Improvement Allowance.

4.3.3 Contractor’s Warranties and Guaranties. Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord (but not the Contractor) relating to, or arising out of the construction of, the Tenant Improvements. Landlord’s contracts with its architect and contractor shall expressly provide that Tenant is a third party beneficiary thereof or otherwise has the non-exclusive right to directly enforce those warranties and guaranties.

4.3.4 As-Built Plans. After the Substantial Completion of the Premises, Landlord shall have prepared at Tenant’s cost and delivered to Landlord one (1) copy of the “record set” of as-built drawings for the Tenant Improvements on CAD computer disk and one (1) set of mylar reproducibles.

4.4 Change Requests.

4.4.1 No changes to the Construction Drawings requested by Tenant shall be made without Landlord’s prior written approval, which approval shall not be unreasonably withheld; provided, however, that no change request shall affect the structure, systems or exterior appearance of the Building. Any changes to the Construction Drawings shall be in writing and shall be signed by both Landlord and Tenant prior to the change being made. Tenant shall not instruct or direct Contractor, workmen, subcontractors, material suppliers, or others performing the Tenant Improvements construction. Tenant shall direct all inquiries and requests relating to the construction work to Landlord or Landlord’s designated agent. Tenant shall be responsible for any delays resulting from Tenant’s actions under this Paragraph 4 and for any additional costs resulting from Tenant’s actions under this Paragraph 4 that cause the cost of the Tenant Improvement Allowance Items to exceed the Tenant Improvement Allowance.

4.4.2 Tenant shall pay Landlord any additional costs for changes requested by Tenant, including, without limitation, architectural fees and increases in construction costs caused by the delay. A change request shall constitute an agreement by Tenant to any reasonable delay in substantial completion caused by reviewing, processing and implementing the change.

4.4.3 Within five (5) business days after receipt of a written change request from Tenant, Landlord shall notify Tenant of Landlord’s approval or disapproval of the request pursuant to Section 4.4.1; and, if the request is approved, of an estimated increase or decrease in costs and an estimate of the effect the change shall have on the projected date for substantial completion of the Tenant Improvements.

4.4.4 Landlord shall have the authority, without the consent of Tenant, to order minor changes in the Tenant Improvements not involving an increase in cost to Tenant or a

Exhibit C

delay in the Commencement Date and not inconsistent with the intent of the Construction Drawings.

4.5 Additional Allowance. At any time prior to the Cost Proposal Delivery Date, Tenant may elect to increase the amount of the Tenant Improvement Allowance in the amount of up to $5.00 for each of the rentable square feet of the Premises (the “Additional Allowance Amount”) by written notice to Landlord. In such event, commencing as of the Commencement Date, the Base Rent throughout the balance of the initial Term shall be increased by a monthly amount equal to the Monthly Amortization Amount (as defined below). The “Monthly Amortization Amount” shall be determined as if it were a component of an annuity, using:

(a) The amount of the Additional Allowance Amount as the present value of the annuity;

(b) Nine percent (9%) per annum as the future value interest factor;

(c) Sixty (60) as the number of monthly payments of the annuity, commencing on the Commencement Date and ending on the Expiration Date; and

(d) The Monthly Amortization Amount (the missing component) as the monthly payment amount under the annuity.

SECTION 5

COMPLETION OF THE TENANT IMPROVEMENTS

5.1 Delay of the Substantial Completion of the Premises. Except as provided in this Section 5.1, the Commencement Date shall occur as set forth in Article 2 of the Lease. If there shall be a delay or there are delays in the substantial completion of the Premises or in the occurrence of any of the other conditions precedent to the Commencement Date, as set forth in Article 2 of the Lease, as a direct, indirect, partial, or total result of (each, a “Tenant Delay”):

5.1.1 Tenant’s failure to comply with the time deadlines set forth herein;

5.1.2 Tenant’s failure to timely approve any matter requiring Tenant’s approval;

5.1.3 A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

5.1.4 Tenant’s request for changes in the Space Plans or the Construction Drawings;

5.1.5 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of substantial completion of the Premises, as set forth in the Lease, or which are different from, or not included in, the Standard Improvement Package; or

5.1.6 Changes to the Base Building required by the Construction Drawings.

Exhibit C

then, notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Tenant Improvements, the Commencement Date shall be deemed to be the date the Commencement Date would have occurred if no Tenant delay or delays, as set forth above, had occurred.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Provided that Tenant coordinates its intentions with Landlord prior to entry and that Tenant and Tenant’s agents do not interfere with Contractor’s work in the Building and the Premises, Contractor shall allow Tenant access to the Premises prior to the Substantial Completion of the Premises for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant’s data and telephone equipment) in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall provide Landlord with all insurance required by the Lease and shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1.

6.2 Tenant’s Representative. Prior to commencement of construction, Tenant shall designate an individual as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.3 Landlord’s Representative. Landlord has designated Awais Mughal as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.4 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall conduct their activities in and around the Premises, Building and the Real Property in a harmonious relationship with all other subcontractors, laborers, materialmen and suppliers at the Premises, Building and Real Property and, if necessary, Tenant shall employ union labor to achieve such harmonious relations.

6.5 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references in this Tenant Work Letter to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval or disapproval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

6.6 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an Event of Default as described in Section 22.1 of the Lease; or a

Exhibit C

default by Tenant under this Tenant Work Letter, has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 5 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

Exhibit C

EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations:

1. Except in connection with Tenant’s work (if any) under Exhibit C, Tenant shall not alter any locks or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant and Tenant shall promptly deliver any new keys to Landlord.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

3. Tenant, its employees and agents must be sure that the entry doors to the Premises are securely closed and locked when leaving the Premises if it is after the normal hours of business of the Project. Tenant, its employees, agents or any other persons entering or leaving the Project at any time when it is so locked, or any time when it is considered to be after normal business hours for the Project, may be required to sign the Project register. Access to the Project may be refused unless the person seeking access has proper identification or has a previously received authorization for access to the Project. Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Project of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4. Landlord reserves the right, in the event of an emergency in Landlord’s reasonable discretion, to close or limit access to the Project and/or the Premises, from time to time, due to damage to the Project and/or the Premises, to ensure the safety of persons or property or due to government order or directive, and Tenant agrees to immediately comply with any such reasonable decision by Landlord. If Landlord closes or limits access to the Project and/or the Premises for the reasons described above, Landlord’s actions shall not constitute a breach of the Lease.

5. Tenant shall not disturb, solicit, or canvass any occupant of the Project and shall cooperate with Landlord and its agents to prevent the same. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, halls, stairways, elevators, or any Common Areas within 25 feet of any Building for the purposes of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises. Smoking shall not be permitted in the exterior Common Areas, except in permitted smoking areas designated by Landlord from time to time.

6. The toilet rooms, urinals and wash bowls shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation

Exhibit D

of this rule shall be borne by the tenants who, or whose employees or agents, shall have caused it.

7. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord. All vendors or other persons visiting the Premises shall be subject to the reasonable control of Landlord. Tenant shall not permit its vendors or other persons visiting the Premises to solicit other tenants of the Project.

8. Tenant shall not use or keep in or on the Premises or the Project any kerosene, gasoline or other inflammable or combustible fluid or material, except as otherwise permitted in the Lease. Tenant shall not bring into or keep within the Premises or the Project any animals, birds or vehicles (other than passenger vehicles, motorcycles, forklifts or bicycles).

9. Tenant shall not use, keep or permit to be used or kept, any noxious gas or substance in or on the Premises or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or to otherwise unreasonably interfere with the use of the Project by other tenants.

10. No cooking shall be done or permitted on the Premises except in the cafeteria area, nor shall the Premises be used for the storage of merchandise, for loading or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ Laboratory approved equipment and microwave events may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors of Tenant, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations; and provided further that such cooking does not result in odors escaping from the Premises.

11. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

12. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash in the vicinity of the Project without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

13. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

14. Tenant acknowledges that the local fire department has previously required Landlord to participate in a fire and emergency preparedness program or may require Landlord and/or Tenant to participate in such a program in the future. Tenant agrees to take all actions reasonably necessary to comply with the requirements of such a program including, but not

Exhibit D

limited to, designating certain employees as “fire wardens” and requiring them to attend any necessary classes and meetings and to perform any required functions.

15. Tenant and its employees shall comply with all federal, state and local recycling and/or resource conversation laws and shall take all actions reasonably requested by Landlord in order to comply with such laws.

Landlord reserves the right at any time to reasonably change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable and nondiscriminatory Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them.

Exhibit D

EXHIBIT E

PARKING RULES

1. Parking areas shall be used only for parking by vehicles no longer than full size, passenger automobiles, pickup trucks and sport utility vehicles. Tenant and its employees shall park automobiles within the lines of the parking spaces.

2. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities. Users of the parking area will obey all posted signs and park only in the areas designated for vehicle parking.

3. Parking stickers and parking cards, if any, shall be the property of Landlord and shall be returned to Landlord by the holder thereof upon termination of the holder’s parking privileges. Landlord may require Tenant and each of its employees to give Landlord a commercially reasonable deposit when a parking card or other parking device is issued. Landlord shall not be obligated to return the deposit unless and until the parking card or other device is returned to Landlord. Tenant will pay such replacement charges as is reasonably established by Landlord for the loss of such devices. Loss or theft of parking identification stickers or devices from automobiles must be reported to the parking operator immediately. Any parking identification stickers reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution.

4. Unless otherwise instructed, every person using the parking area is required to park and, lock his own vehicle. Landlord will not be responsible for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking area.

5. The maintenance, washing, waxing or cleaning of vehicles in the parking structure or Common Areas is prohibited.

6. Tenant shall be responsible for seeing that all of its employees, agents and invitees comply with the applicable parking rules, regulations, laws, and agreements. Parking area managers or attendants, if any, are not authorized to make or allow any exceptions to these Parking Rules and Regulations. Landlord reserves the right to terminate parking rights for any person or entity that willfully refuses to comply with these rules and regulations.

7. Every driver is required to park his or her own car. Tenant agrees that all responsibility for damage to cars or the theft of or from cars is assumed by the driver, and further agrees that Tenant will hold Landlord harmless for any such damages or theft.

8. No vehicles shall be parked in the parking areas overnight. The parking area shall only be used for daily parking and no vehicle or other property shall be stored in a parking space.

9. Any vehicle parked by Tenant, its employees, contractors or visitors in a reserved parking space or in any area of the parking area that is not designated for the parking of such a vehicle may, at Landlord’s option, and without notice or demand, be towed away by any towing

Exhibit E

company selected by Landlord, and the cost of such towing shall be paid for by Tenant and/or the driver of said vehicle.

Landlord reserves the right at any time to reasonably change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable and nondiscriminatory Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them.

Exhibit E

EXHIBIT F

COMMENCEMENT DATE MEMORANDUM

With respect to that certain lease (“Lease”) dated                     , 200   between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and                      (“Tenant”), whereby Landlord leased to Tenant and Tenant leased from Landlord approximately                      rentable square feet of that certain office building located at                     , California (“Premises”), Tenant hereby acknowledges and certifies to Landlord as follows:

(1) Landlord delivered possession of the Premises to Tenant substantially complete on                     ;

(2) The Lease commenced on                      (“Commencement Date”) and Tenant’s obligation to pay Rent commenced on                      (“Rent Commencement Date”);

(3) The Premises contain                      rentable square feet of space; and

(4) Tenant has accepted and is currently in possession of the Premises and the Premises are acceptable for Tenant’s use.

(5) Tenant’s Building Percentage is

(6) Base Rent Per Month is

IN WITNESS WHEREOF, this Commencement Date Memorandum is executed this day of

“Tenant”

By:
Its:

By:
Its:

Exhibit F

EXHIBIT G

STANDARDS FOR UTILITIES AND SERVICES

The following Standards for Utilities and Services are in effect. Landlord reserves the right to adopt nondiscriminatory modifications and additions hereto:

As long as Tenant is not in default under any of the terms, covenants, conditions, provisions, or agreements of this Lease, Landlord shall:

(a) On Monday through Friday, except holidays, from 8 A.M. to 6 P.M. (and other times for a reasonable additional charge to be fixed by Landlord), ventilate the Premises and furnish air conditioning or heating on such days and hours, when in the judgment of Landlord it may be required for the comfortable occupancy of the Premises. The air conditioning system achieves maximum cooling when the window coverings are closed. Landlord shall not be responsible for room temperatures if Tenant does not keep all window coverings in the Premises closed whenever the system is in operation. Tenant agrees to cooperate fully at all times with Landlord, and to abide by all regulations and requirements which Landlord may prescribe for the proper function and protection of said air conditioning system. Tenant agrees not to connect any apparatus, device, conduit or pipe to the Building chilled and hot water air conditioning supply lines. Tenant further agrees that neither Tenant nor its servants, employees, agents, visitors, licensees or contractors shall at any time enter mechanical installations or facilities of the Building or adjust, tamper with, touch or otherwise in any manner affect said installations or facilities. The cost of maintenance and service calls to adjust and regulate the air conditioning system shall be charged to Tenant if the need for maintenance work results from either Tenant’s adjustment of room thermostats or Tenant’s failure to comply with its obligations under this section, including keeping window coverings closed as needed. Such work shall be charged at hourly rates equal to then current journeymen’s wages for air conditioning mechanics.

(b) Landlord reserves the right to charge Tenant for the cost to Landlord of providing such after-hours heating and air-conditioning.

(c) Landlord shall furnish to the Premises, during the usual business hours on business days, electric current sufficient for normal office use. Tenant agrees, should its electrical installation or electrical consumption be in excess of the aforesaid quantity or extend beyond normal business hours, to reimburse Landlord monthly for the measured consumption at the average cost per kilowatt hour charged to the Building during the period. If a separate meter is not installed at Tenant’s cost, such excess cost will be established by an estimate agreed upon by Landlord and Tenant, and if the parties fail to agree, as established by an independent licensed engineer. Said estimates to be reviewed and adjusted quarterly. Tenant agrees not to use any apparatus or device in, or upon, or about the Premises which may in any way increase the amount of such services usually furnished or supplied to said Premises, and Tenant further agrees not to connect any apparatus or device with wires, conduits or pipes, or other means by which such services are supplied, for the purpose of using additional or unusual amounts of such services without written consent of Landlord. Should Tenant use the same to excess, the refusal on the part of Tenant to pay upon demand of Landlord the amount established by Landlord for

Exhibit G

such excess charge shall constitute a breach of the obligation to pay rent under this Lease and shall entitle Landlord to the rights therein granted for such breach. At all times Tenant’s use of electric current shall never exceed the capacity of the feeders to the Building or the risers or wiring installation and Tenants shall not install or use or permit the installation or use of any computer, larger than personal computer, or electronic data processing equipment in the Premises, without the prior written consent of Landlord.

(d) Water will be available in public areas for drinking and lavatory purposes only, but if Tenant requires, uses or consumes water for any purposes in addition to ordinary drinking and lavatory purposes of which fact Tenant constitutes Landlord to be the sole judge, Landlord may install a water meter and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Landlord for the cost of the meter and the cost of the installation thereof and throughout the duration of Tenant’s occupancy Tenant shall keep said meter and installation equipment in good working order and repair at Tenant’s own cost and expense, in default of which Landlord may cause such meter and equipment to be replaced or repaired and collect the cost thereof from Tenant. Tenant agrees to pay for water consumed, as shown on said meter, as and when bills are rendered, and on default in making such payment, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred, or payments made by Landlord for any of the reasons or purposes hereinabove stated shall be deemed to be additional rent payable by Tenant and collectible by Landlord as such.

(e) Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and electric systems, when necessary, by reason of accident or emergency or for repairs, alterations or improvements, in the judgment of Landlord desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed, and shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilating, air conditioning or electric service, when prevented from so doing by strike or accident or by any cause beyond Landlord’s reasonable control, or by laws, rules, orders, ordinances, directions, regulations or requirements of any federal, state, county or municipal authority or failure of gas, oil or other suitable fuel supply or inability by exercise of reasonable diligence to obtain gas, oil or other suitable fuel. It is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of a strike or labor trouble or any other cause whatsoever beyond Landlord’s control.

Exhibit G

EXHIBIT H

COPY OF ORDER

(See Attached.)

Exhibit H

EXHIBIT J

EXPANSION SPACE

(See Attached.)

Exhibit J